THE SHAREHOLDERS OF
PTL ELECTRONICS LTD.

–  and –

MOVENTIS CAPITAL, INC.

–  and –

PTL ACQUISTION CORP.

–  and –

PTL ELECTRONICS LTD.

AGREEMENT FOR THE PURCHASE OF SHARES OF

PTL ELECTRONICS LTD.

DATED AS OF May 8, 2006

-i-

TABLE OF CONTENTS
 (Continued)

-ii-

TABLE OF CONTENTS
 (Continued)

		Page

10.12	Independent Legal Advice	47
10.13	Counterparts	47

-iii-

SHARE PURCHASE AGREEMENT

This Agreement dated as of May 8, 2006, is made

AMONG:

DAVID McALPINE, of Delta, British Columbia, having an address at 105 Parkgrove Crescent, Delta, B.C., V4L 2J8

AND:

PAUL HEATHCOTE, of Delta, British Columbia, having an address at 4871 12th Ave., Delta, B.C., V4M 2A5

(each individually, a “Management Seller” and together, the “Management Sellers”)

AND:

ALBION SERVICES LTD., a corporation incorporated under the laws of the British Virgin Islands and having an office at 20th Floor, Eastern Central Plaza, 3 Yiu Hing Road, Shaukeiwan, Hong Kong

AND:

TSANG FAMILY TRUST, a trust formed under the laws of British Columbia and having an office at 31451 Ponderosa Place, Abbotsford, B.C., V2T 5G3

AND:

CENTURY I HOLDINGS INC., a corporation incorporated under the laws of British Columbia and having an office at #4 – 11240 Bridgeport Road, Richmond, B.C., V6X 1T2

AND:

GUNDYCO, ITF MARILYN LEE / ANTHONY LEE, c/o CIBC World Markets Inc. 161 Bay Street, 10th Floor, Toronto, Ontario, M5J 2S8

AND:

MARILYN LEE, of Abbotsford, British Columbia, having an address at 2171 Everett Street, Abbotsford, B.C., V2S 7R9

(each individually, a “Non-Management Seller” and collectively, the “Non-Management Sellers” and together with the Management Sellers, the “Sellers”)

AND:

PTL ELECTRONICS LTD., a corporation incorporated under the laws of British Columbia and having an office at Suite 208 – 1538 Clivedon Avenue, Delta, British Columbia, V3M 6J8

(the “Corporation”)

AND:

MOVENTIS CAPITAL, INC., a corporation incorporated under the laws of Delaware and having an office at Suite 304, 1959 – 152nd Street, White Rock, British Columbia, Canada, V4A 9P3

(the “Parent”)

AND:

PTL ACQUISITION CORP., a corporation incorporated under the laws of British Columbia and having its registered office at Suite 304, 1959 – 152nd Street, White Rock, British Columbia, Canada, V4A 9P3

(the “Buyer”)

RECITALS

A.                    The Corporation is in the business of the design and manufacture of printed circuit boards using surface mount technology.

B.                    The Buyer is a wholly-owned subsidiary of the Parent.

C.                    The Sellers are the registered and beneficial owners of all the issued and outstanding shares in the capital of the Corporation.

D.                    The Buyer desires to purchase and the Sellers desire to sell all of the issued and outstanding shares in the capital of the Corporation.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                    Definitions. In this Agreement, certain terms have the meanings set forth in Schedule 1.1.

1.2                    Headings and Table of Contents. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3                    Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4                    Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5                    Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

(1)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars; and

(2)	any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds.

1.6                    Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.7                    Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.8                    Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement. The Exhibits and Schedules to this Agreement are as follows and each of the Exhibits and Schedules to this Agreement are incorporated herein by reference:

EXHIBITS

A                   Share Transfer Form
B                    Sellers’ Bring-Down Certificate
C                    Corporation’s Bring Down Certificate
D                    Resignation of Director/Officer
E                    Buyer’s Bring-Down Certificate
F                    Parent’s Bring Down Certificate
G                    Debenture
H                    General Security Agreement

SCHEDULES

1.1	Definitions
2.1	Purchase Shares
2.11	Allocation of Initial Cash Payment

ARTICLE 2
PURCHASE OF SHARES

2.1                    Agreement to Purchase and Sell. At the Closing Time, subject to the terms and conditions of this Agreement, each Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Purchase Shares listed opposite the Seller’s name in Schedule 2.1, and the Sellers Loans listed opposite the Seller’s name in Schedule 2.11.

2.2                    Purchase Price. Subject to adjustment as provided in this Agreement, the aggregate purchase price payable by the Buyer to the Sellers for the Purchase Shares and the Sellers Loans (the “Purchase Price”) shall be:

(1)	C$3,000,000 in cash (the “Initial Cash Payment”) less the Adjustment Amount;

(2)

C$1,200,000 in Common shares (“Parent Common Shares”) in the capital of the Parent (the “Share Consideration”). The Share Consideration will be issued at a deemed price per share of the equivalent in Canadian funds of the price per share at which the Parent Common Shares are issued or are issuable under the Financing, with such deemed price being calculated using a currency conversion rate equal to the average Bank of Canada Rate for converting Canadian funds to US funds for the last thirty days before the Closing Date. In the event no Parent Common Shares are issued or issuable pursuant to the Financing, the deemed price per share will be $0.50;

(3)

Debentures in the aggregate amount of C$2,300,000 in the form attached as Exhibit G hereto (the “Debentures”), which Debentures will be non-interest bearing and will be due and payable by the Buyer on the date which is 9 months after the Closing Date, or such later date as is determined pursuant to Section 2.4 (the “Maturity Date”); and

(4)	C$500,000 in cash (the “Second Cash Payment”).

2.3                    Payment of Purchase Price. The Purchase Price shall be paid as follows:

(1)	on the Closing Date, the payment to the Sellers by the Buyer of the following:

	(a)	the Initial Cash Payment;

	(b)	the Share Consideration; and

	(c)	the Debentures;

(2)	on the Adjustment Date, the Adjustment Amount shall be paid in the manner provided for in Section 2.6;

(3)

on the date which is 9 months after the Closing Date, or such later date as is determined pursuant to Section 2.4 (the “Second Cash Payment Date”), the Second Cash Payment. Notwithstanding the foregoing, the Buyer may in its sole discretion pay any or all of the Second Cash Payment at any time prior to the Second Cash Payment Date, provided that the full amount is paid on or before the Second Cash Payment Date.

2.4                    Extension of Second Cash Payment Date and Maturity Date. Notwithstanding Sections 2.2 and 2.3 above, the Buyer shall have the option of extending the Second Cash Payment Date and/or the Maturity Date, for an additional 3 months, by providing written notice to such effect, to the Sellers at any time on or before the Second Payment Date and/or the Maturity Date, as applicable. In the event that the Buyer elects to extend the Second Cash Payment Date and/or the Maturity Date as provided for in this Section 2.4, the Buyer will be required to pay interest on any portion of the Second Cash Payment and the Debentures which remains unpaid as of the Second Payment Date and/or the Maturity Date, as applicable. Such interest will accrue at a rate of 10% per annum on any portion of the Second Cash Payment or Debentures from the original Second Cash Payment Date or Maturity Date, as applicable, until the date on which such payments are made. The interest will be payable in cash.

2.5                    Preparation of Closing Statements.

(1)

As soon as practicable and in any event within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers unaudited financial statements of the Corporation for the period beginning on the first day of the current financial year of the Corporation and ending on the Closing Date, including a balance sheet, an income statement and a statement of changes in financial position, prepared in accordance with GAAP on a basis consistent with the Financial Statements together with a review engagement report of PTL Electronics Ltd. thereon (the “Closing Statements”).

(2)

During the period from the Closing Date until the date of delivery of the Closing Statements, the Sellers will give the Buyer and its agents and representatives such assistance and access to the Books and Records as the Buyer and its agents and representatives may reasonably request in order to enable it prepare the Closing Statements.

(3)

The Closing Statements shall be conclusive of the amount of the Closing Balance and shall be final and binding upon the Parties for the purpose of determining the Adjustment Amount unless before the 15th Business Day after the date on which the Closing Statements are delivered to the Sellers, the Sellers’ Representative gives to the Buyers a notice of objection to any matter stated in the Closing Statements.

(4)

If the Sellers give a notice of objection pursuant to Section 2.5(3) then the Sellers and the Buyer shall consult with each other with respect to the objection. If they are unable to reach agreement within 10 Business Days after the notice of objection has been given, then the dispute shall be resolved by an accountant to be selected by the Buyer and such selection communicated to the Sellers, prior to Closing (the “Accountant”). The resolution of the dispute by the Accountant will be final and binding on the Parties. The fees and expenses of the Accountant, unless otherwise agreed by the Parties, will be borne equally by the Sellers and the Buyer.

2.6                    Payment on Adjustment Date.

(1)

If the Sellers have not delivered a notice of objection pursuant to Section 2.5(3), then on the 20th Business Day after delivery of the Closing Statements pursuant to Section 2.5(1)(the “Adjustment Date”), an amount (the “Adjustment Amount”) equal to the amount by which the Closing Balance is less than C$3,200,000 (after deduction for all applicable taxes owing up to March 31, 2006) shall be paid in the following manner:

(a)

if the Closing Balance is less than C$3,200,000 (after deduction for all applicable taxes owing up to March 31, 2006), then forthwith each Seller will pay to the Buyer an amount equal to that Seller’s proportionate share of the Adjustment Amount plus interest on that Seller’s proportionate share of the Adjustment Amount at the Prime Rate from the Closing Date to the date of payment; or

	(b)	if the Closing Balance is equal to or greater than C$3,200,000 (after deduction for all applicable taxes owing up to March 31, 2006), no payment will be made in respect of the Adjustment Amount.

(2)

If the Sellers give a notice of objection to the Closing Statements pursuant to Section 2.5(3), then the Sellers shall pay the portion, if any, of the Adjustment Amount in respect of which there is no objection plus interest on that undisputed portion of the Adjustment Amount in accordance with Section 2.6(1) on the Adjustment Date. Upon the resolution of the dispute with respect to the Closing Statements, the Sellers shall pay any additional amounts as are determined to be payable, together with interest thereon, in accordance with the provisions of Section 2.6(1).

2.7                    Certain Obligations Secured. On the Closing Date, the Buyer shall cause the Corporation to enter into a General Security Agreement in the form attached as Exhibit H (a “General Security Agreement” and collectively the “General Security Agreements”) with each Seller, which grants such Seller a security interest in the assets of the Corporation, for the value of such Seller’s pro rata portion of the Second Cash Payment that remains outstanding and the amount which remains outstanding pursuant to such Seller’s Debenture. Such General Security Agreements shall be subordinate to any existing security holders who may have a pre-existing security interest in any of the Corporation’s assets. Upon request by the Corporation, the Sellers will subordinate and postpone the obligations secured by such Seller’s General Security Agreement to the prior payment in full of the Senior Loan Obligations of a Senior Lender. Each of the Sellers will enter into a written agreement with the Senior Lender acknowledging and agreeing directly with the Senior Lender that the obligations secured by such Seller’s General Security Agreement shall be subordinated and postponed to the prior payment in full of the Senior Lender Obligations.

2.8                    No Obligation. The Buyer and the Parent shall have no obligation to purchase any of the Purchase Shares unless all of the Purchase Shares have been delivered and sold to the Buyer pursuant to this Agreement.

2.9                    Withholding Tax. In respect of each Seller who, at the Closing Date, is a nonresident of Canada or has not certified that he or she is a resident of Canada for income tax purposes (a “Non-Resident Seller”), each such Non-Resident Seller will at the Closing Date deliver to the Buyer a clearance certificate issued by the Canada Revenue Agency (the “CRA”) pursuant to Section 116 of the Act for the Non-Resident Seller with a certificate limit equal to or greater than the amount of the Purchase Price allocated to the Non-Resident Seller (a “Clearance Certificate”) or, if a Non-Resident Seller does not deliver such Clearance Certificate, the Buyer shall be entitled to withhold 25% of the Purchase Price allocated to such Non-Resident Seller (the “Withheld Funds”) and to pay the Withheld Funds to the Buyer’s Solicitors on their undertaking to keep the Withheld Funds in their trust account, with interest accruing for the benefit of the Non-Resident Seller, and make no use of them whatsoever except in accordance with the following:

(1)

if the Corporation’s Solicitors (on behalf of the Non-Resident Sellers) has not delivered to the Buyer’s Solicitors a Clearance Certificate for each of the Non- Resident Sellers by the 28th day of the month following the Closing Date, the Buyer’s Solicitors will remit the balance of the Withheld Funds to the CRA by the 30th day of such month unless they have previously received in writing addressed to the Corporation’s Solicitors (on behalf of the Non-Resident Sellers) and the Buyer the consent of the CRA to remit the Withheld Funds at a later date without application of any interest or penalties, in which case the Buyer’s Solicitors will remit the Withheld Funds in accordance with the directions of the CRA, and

(2)

with respect to each Non-Resident Seller, after the Corporation’s Solicitors have (on behalf of that Non-Resident Seller) delivered to the Buyer’s Solicitors a Clearance Certificate for that Non-Resident Seller, the Buyer’s Solicitors may disburse to such Non-Resident Seller the excess of the Withheld Funds (if any), plus any interest accrued thereon, over the amount required to obtain such Clearance Certificate.

2.10                   Delivery of Audited Financial Statements. The Sellers shall deliver the annual audited financial statements of the Corporation for the fiscal year ended March 31, 2006 (the “Audited Financial Statements”) to the Buyer forthwith upon delivery of the 2006 Audited Financials Statements to the Corporation by the Corporation’s auditors.

2.11                   Allocation of Initial Cash Payment. The Initial Cash Payment will be allocated and applied among the Sellers, the Purchase Shares and the Sellers Loans in accordance with Schedule 2.11. Neither the Buyer nor the Sellers will take a position with any governmental authority charged with the collection of any Taxes or in any judicial proceeding which would be inconsistent with the terms of any such allocation, without the written consent of the other Parties.

2.12                   Discharge of Sellers’ Guarantees. The Buyer shall use its best efforts to arrange for the release of the Sellers from the personal guarantees, granted by any one or more of the Sellers, to the Corporation’s bank in support of the Corporation’s existing financing arrangements.

ARTICLE 3
CLOSING ARRANGEMENTS

3.1                    Closing. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of the Buyer’s Solicitors in Vancouver, British Columbia, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Sellers, the Parent and the Buyer.

3.2                    Sellers’ Closing Deliveries. At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer and the Parent the following documents:

(1)	the certificate or certificates representing the Purchase Shares;

(2)	assignments of the Purchase Shares in the form of Exhibit A, duly executed by each Seller;

(3)	the minute books, share certificate books and corporate seals of the Corporation;

(4)	a certificate of each of the Sellers dated as of the Closing Date in the form of Exhibit B;

(5)	a certificate of the co-CEOs of the Corporation dated as of the Closing Date in the form of Exhibit C;

(6)	evidence in form satisfactory to the Buyer and the Parent, both acting reasonably, that the Corporation Consents and Approvals have been obtained;

(7)	the new Employment Agreements acceptable in form and substance to the Buyer, executed by the Corporation and each of Paul Heathcote and David McAlpine;

(8)	Non-competition Agreements acceptable in form and substance to the Buyer, duly executed by the Corporation and each of the Sellers;

(9)	the written resignation of each of Elaine Chueng, Dr. Gratio Tsang and David Lo as Directors and Officers of the Corporation in the form of Exhibit D;

(10)	the Sellers’ Solicitors Opinion; and

(11)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Buyer or the Parent to complete the transactions provided for in this Agreement.

3.3                    Buyer’s Closing Deliveries. At the Closing, the Buyer and the Parent shall deliver or cause to be delivered to the Sellers the following documents and payments:

(1)	a certificate of the President or other senior officer of the Buyer dated as of the Closing Date in the form of Exhibit E;

(2)	a certificate of the President or other senior officer of the Parent dated as of the Closing Date in the form of Exhibit F;

(3)	the payment of C$3,000,000 representing the Initial Cash Payment;

(4)	the Debenture Agreements in the form of Exhibit G, duly executed by the Buyer and the Parent in favour of each of the Sellers;

(5)	the General Security Agreements in the form of Exhibit H, duly executed by the Corporation in favour of each of the Sellers;

(6)	the Buyer’s Solicitors Opinion; and

(7)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Sellers to complete the transactions provided for in this Agreement.

ARTICLE 4
CONDITIONS OF CLOSING

4.1                    Buyer’s Conditions. The Buyer and the Parent shall not be obliged to complete the purchase and sale of the Purchase Shares pursuant to this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Buyer and the Parent and may be waived, in whole or in part, in writing by the Buyer and the Parent at any time; and the Sellers agree with the Buyer and the Parent to take all such actions, steps and proceedings as are reasonably within their control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

(1)	Representations and Warranties - The representations and warranties of the Sellers and the Corporation in Sections 5.1 and 5.2 shall be true and correct at the Closing.

(2)

Sellers’ Compliance - The Sellers and the Corporation shall have performed and complied with all of the terms and conditions in this Agreement on their part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Buyer and the Parent at the Closing all the documents contemplated in Section 3.2 or elsewhere in this Agreement.

(3)	Agreement Continuing - This Agreement shall not have been terminated in accordance with its terms.

(4)	Closing Date - The Closing Date shall have occurred on or before December 31, 2006.

(5)	Consents and Approvals - All the Buyer Consents and Approvals and the Parent Consents and Approvals shall have been obtained.

(6)

Convertible Securities – Any and all outstanding rights, options, warrants and other securities convertible into or exercisable for shares in the capital of the Corporation shall have been (a) acquired by the Buyer, (b) cancelled or (c) exercised in accordance with their terms for underlying shares which are being acquired by the Buyer pursuant to this Agreement.

(7)	No Material Adverse Change - There shall have been no Material Adverse Change from February 28, 2006 until the completing of the Closing.

(8)	Employment Agreements – The Corporation shall have entered into the new Employment Agreements acceptable in form and substance to the Buyer, with David McAlpine and Paul Heathcote respectively.

(9)

Non-Competition – Each of Paul Heathcote, David McAlpine, Albert Chueng, Dr. Gratio Tsang, Anthony Lee and David Lo shall have entered into a non- competition agreement with the Corporation, the Buyer and the Parent, acceptable in form and substance to the Buyer.

(10)

No Unapproved Material Contracts - Each of the Sellers and the Corporation shall not have entered into any Material Contract, unless previously approved in writing by the Buyer or the Parent, from the date hereof until the Closing which may in the Buyer’s and the Parent’s opinion, acting reasonably:

(a)	materially adversely impact on the Buyer’s or the Parent’s ability to integrate the Corporation and the Business with the operations of the Buyer or the Parent; or

(b)	materially adversely affect the value of the Business to the Buyer or the Parent after the Closing; or

(c)	materially adversely affect the financial condition, the business, the operations or the assets of the Buyer or the Parent following the Closing.

(11)	No Litigation - There shall be no litigation or judicial or administrative proceedings:

(a)

pending or threatened in writing against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or

(b)

pending or threatened in writing against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers which in the result, could adversely affect the right of the Buyer to acquire or retain the Shares.

(12)	Corporation Consents and Approvals - All the Corporation Consents and Approvals shall have been obtained.

(13)

Securities Exemptions – There shall be available to the Parent, an exemption from the registration requirements of the U.S. Securities Act of 1933 (the “U.S. Securities Act”), and an exemption from the registration and prospectus requirements of the Securities Act (British Columbia) (the “B.C. Securities Act”). In the event that no such exemption(s) are available, the Parent may, at its option seek such regulatory order or file such documents (including a prospectus and/or registration statement) as are necessary to permit the issuance of the Parent Securities without violating Applicable Law.

(14)	Completion of Financing – The completion by the Parent of a debt or equity financing of not less than C$3,500,000 on or before closing on terms acceptable to the Parent (the “Financing”).

(15)

Ongoing Due Diligence – The Buyer shall be satisfied with the results of its ongoing due diligence work concerning the Corporation, including but not limited to their review of its business, operations and affairs, the Corporation’s facilities, lease agreements, customer and supplier relationships, management, technology, product, sales and marketing processes, present financial condition and financial forecasts, the Financial Statements, the Material Contracts, financial agent’s fees and commissions, accounting systems and financial controls.

(16)	Audited Financial Statements – The Audited Financial Statements shall have been delivered to the Buyer in accordance with Section 2.10.

(17)

Opinion – The Buyer and the Parent shall have received from counsel to the Corporation and counsel to each of the Sellers, opinions with respect to the Corporation, the Sellers, and the transactions contemplated hereby in form and substance acceptable to the Buyer and the Parent, addressed to the Buyer and the Parent and dated as of the Closing Date (the “Sellers’ Solicitors Opinion”).

4.2                    Condition not Fulfilled. If any condition in Section 4.1 has not been fulfilled at or before the Closing Time, then the Buyer and the Parent in their sole discretion may, without limiting any rights or remedies available to the Buyer or the Parent at law or in equity, either:

(1)	terminate this Agreement by notice to the Sellers, in which event the Buyer and the Parent shall be released from its obligations under this Agreement to complete the purchase of the Shares; or

(2)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

4.3                    Sellers’ Conditions. The Sellers shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Sellers, and may be waived, in whole or in part, in writing by the Sellers at any time; and the Buyer and the Parent agree with the Sellers to take all such actions, steps and proceedings as are reasonably within the Buyer’s and the Parent’s control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

(1)	Representations and Warranties - The representations and warranties of the Buyer in Section 5.3 and of the Parent in Section 5.4 shall be true and correct at the Closing.

(2)

Buyer’s Compliance – Each of the Buyer and the Parent shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Sellers at the Closing Time all the documents contemplated in Section 3.3 or elsewhere in this Agreement.

(3)	No Litigation - There shall be no litigation or judicial or administrative proceedings:

(a)

pending or threatened in writing against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or

(b)

pending or threatened in writing against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers which in the result, could adversely affect the right of the Buyer to acquire or retain the Shares.

(4)	Corporation Consents and Approvals - All the Corporation Consents and Approvals shall have been obtained.

(5)	Agreement Continuing - This Agreement shall not have been terminated in accordance with its terms.

(6)	Closing Date - The Closing Date shall have occurred on or before December 31, 2006.

(7)	Debentures – The Buyer shall have executed a Debenture in favour of each of the Sellers in the form attached hereto as Exhibit G.

(8)

Opinion – The Sellers shall have received from counsel to the Buyer, opinions with respect to the Buyer and the transactions contemplated hereby in form and substance acceptable to the Sellers, addressed to the Sellers and dated as of the Closing Date (the “Buyer’s Solicitors Opinion”).

4.4                    Condition not Fulfilled. If any condition in Section 4.3 shall not have been fulfilled at or before the Closing Time, then the Sellers in their sole discretion may, without limiting any rights or remedies available to the Sellers at law or in equity, either:

(1)	terminate this Agreement by notice to the Buyer and the Parent in which event the Sellers shall be released from all obligations under this Agreement; or

(2)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1                    Representations and Warranties of the Sellers – Personal. Each of the Sellers severally, but not jointly, represents and warrants to the Buyer and the Parent as follows as of the date hereof and as of the Closing Time:

(1)

Authorization by Seller - The Seller has the power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by him or it as contemplated by this Agreement and to carry out his or its obligations under this Agreement and such other agreements and instruments. If the Seller is a corporate entity, the Seller is a corporation incorporated and validly subsisting under the laws of its jurisdiction of its incorporation, and the execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Seller and its shareholders.

(2)

Enforceability of Seller’s Obligations - This Agreement constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(3)	Residence of Seller – Exception in the case of Albion Services Ltd., the Seller is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).

(4)

Ownership of Shares - The Seller is the registered and beneficial owner of the Purchase Shares, set opposite his or its name on Schedule 2.1. No Person other than the Buyer and the Parent has any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Seller of any of such Shares.

(5)

Absence of Conflicting Agreements - The execution, delivery and performance of this Agreement by the Seller and the completion (with any required Corporation Consents and Approvals and Corporation Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any agreement to which the Seller is bound or, in the case of a Seller which is a corporation, the constating documents of the Seller.

(6)

Brokerage Fees - The Seller has not entered into any agreement which would entitle any Person to any valid claim against any of the Corporation, the Buyer or the Parent for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

(7)	U.S. Securities Law Representations – Each of the Sellers hereby represents, warrants and acknowledges all of the following:

(a)

the Seller has been independently advised as to the restrictions with respect to trading and the applicable hold period imposed in respect of the Parent Securities by securities legislation in the jurisdiction in which the Seller resides (if other than Canada), in Canada and in the United States and confirms that no representation has been made respecting the restrictions with respect to trading and the applicable hold periods for the Parent Securities (except as otherwise expressly stated in this Agreement) and is aware of the risks and other characteristics of the Parent Securities and of the fact that the Seller may not resell the Parent Securities except in accordance with the applicable securities legislation and regulatory policies;

(b)	the Seller is resident in the province or jurisdiction set out on page 1 of this Agreement;

(c)	if the Seller is an entity, all of its stockholders, members, partners and owners, as applicable reside outside the United States;

(d)

the Seller is not an “affiliate” of the Parent or the Buyer as defined in the U. S. Securities Act, and will not become an “affiliate” by virtue of its purchase of the Parent Securities and does not intend to act in concert with any other person to form a control group;

(e)

the Seller is not purchasing the Parent Securities as a result of any advertisement, article, notice or other communication regarding the Parent Securities published in any newspaper, magazine or similar media or broadcast over the television, radio, Internet or presented at any seminar or any other general solicitation or general advertising;

(f)

the Seller acknowledges that the Parent Securities have not been registered under the U.S. Securities Act and may not be offered or sold in the United States or abroad unless registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available, and that the Parent and the Buyer have no obligation or present intention of filing a registration statement under the U.S. Securities Act in respect of the Parent Securities;

(g)

the Seller, whether acting as principal, trustee or agent, is neither (i) a U.S. Person (as defined in Rule 902(k) of Regulation S promulgated under the U. S. Securities Act, which definition includes, but is not limited to, a natural person resident in the United States, an estate or trust of which an executor or administrator or trustee is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States) nor (ii) purchasing the Parent Securities for the account of a U.S. Person or a person in the United States or for resale in the United States, and:

(h)	the Seller was not in the United States when this Agreement was negotiated, executed and/or delivered;

(i)	the current structure of this transaction and all transactions and activities contemplated herein is not a scheme to avoid the registration requirements of the U.S. Securities Act;

(j)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Parent Securities;

(k)	there are risks associated with the purchase of the Parent Securities;

(l)

there are restrictions on the Seller’s ability to resell the Parent Securities and it is the responsibility of the Seller to find out what those restrictions are before purchasing the Parent Securities;

(m)

the Parent and the Buyer have advised the Seller that the Parent is relying on an exemption or exemptions from the requirements to provide the Seller with a prospectus and to sell securities through a person registered to sell securities under the U.S. Securities Act and other applicable United States securities legislation and, as a consequence of acquiring securities pursuant to such exemption or exemptions, certain protections, rights and remedies provided by the U.S. Securities Act and other applicable United States securities legislation, including statutory rights of rescission or damages, will not be available to the Seller;

(n)

the Seller has not received or been provided with a prospectus, offering memorandum or similar document and the decision to enter into this agreement and to purchase the Parent Securities has not been based upon any verbal or written representations as to fact or otherwise made by or on behalf of the Buyer or the Parent except as set forth in this Agreement and the Seller’s decision is based entirely upon publicly available information concerning the Parent;

(o)

the Seller has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer and the Parent concerning the terms and conditions of the transactions contemplated in this Agreement and the merits and risks of investing in the Parent Securities, (ii) access to information about the Parent and its subsidiaries and their respective financial condition, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) opportunity to obtain such additional information that the Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment;

(p)

the Seller will immediately notify the Buyer and the Parent if any of the Seller’s representations and warranties contained in section 5.1(7) would be inaccurate if made after the date hereof but on or before the Closing Date; and

(q)

the Seller is purchasing the Parent Securities as principal (or is deemed to be purchasing as principal) for its own account and not for the benefit of any other person, for investment only, and not with the view to resell or distribute all or any of the Parent Securities;

(r)

the Seller understands that if it decides to offer, sell or otherwise transfer the Parent Securities, it will not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

	(i)	the transfer is to the Parent;

(ii)

the transfer is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(iii)

the transfer is made in compliance with the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws; or

(iv)

the Parent Securities are transferred in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities; and

	(v)	it has prior to such sale furnished to the Parent an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to the Parent;

(s)

the Seller understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable U.S. state laws and regulations, the certificates representing the Parent Securities will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS,

PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided, that if the Parent Securities are being sold under clause (B) above, at a time when the Parent is a “foreign issuer” as defined in Rule 902 under the U.S. Securities Act, the legend set forth above may be removed by providing a declaration or other evidence of an exemption, including an opinion of counsel acceptable to the Parent, and other documentation as required by the Parent and its transfer agent to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the U.S. Securities Act;

(t)

if any of the Parent Securities are being sold pursuant to Rule 144 of the U. S. Securities Act, the legend may be removed by delivery to the Parent’s transfer agent of an opinion satisfactory to the Parent to the effect that the legend is no longer required under applicable requirements of the U. S. Securities Act or state securities laws;

(u)	the Seller understands and acknowledges that Parent is not obligated to remain a “foreign issuer” within the meaning of Regulation S under the U. S. Securities Act;

(v)

the Seller has had the opportunity to ask questions of and receive answers from the Buyer and the Parent regarding the investment, and has received all the information regarding the Buyer and the Parent that it has requested;

(w)

the Seller understands that the Parent may instruct its registrar and transfer agent not to record any transfer of the Parent Securities without first being notified by the Parent that it is satisfied that such transfer is exempt from or not subject to the registration requirements of the U.S. Securities Act and applicable state securities laws;

(x)

the Seller consents to the Parent making a notation on its records or giving instruction to the registrar and transfer agent of the Parent in order to implement the restrictions on transfer set forth and described herein;

(y)

the Seller understands and acknowledges that the Parent has no obligation to file, or present intention of filing, with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Parent Securities in the United States; and

(z)

the Seller understands and agrees that there may be material tax consequences as a result of its acquisition, disposition or exercise of any of the Parent Securities. Neither the Buyer nor the Parent gives an opinion or makes a representation with respect to the tax consequences to the Seller under United States, state, local or foreign tax law of the undersigned’s acquisition or disposition of such Parent Securities. In particular, no determination has been made whether the Parent will be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1291 of the United States Internal Revenue Code.

(8)	Canadian Securities Law Representations - Each of the Sellers hereby represents, warrants and acknowledges all of the following:

	(a)	no person has made to the Seller any written or oral representations:

		(i)	that any person will resell or repurchase any of the Parent Securities;

		(ii)	that any person will refund the purchase price of any of the Parent Securities; or

		(iii)	as to the future price or value of any of the Parent Securities;

(b)

the Seller is not a “control person” of the Parent and will not become a control person by virtue of the issuance of the Parent Securities, and does not intend to act in concert with any other person to form a control group of the Parent;

(c)

the Seller has been independently advised as to the applicable hold periods imposed in respect of the Parent Securities by applicable securities legislation and regulatory policies and confirms that no representations by the Parent have been made respecting the hold periods applicable to the Parent Securities, and is aware of the risks and other characteristics of the Parent Securities and of the fact that the Seller may not be able to resell the Parent Securities purchased by it except in accordance with the applicable securities legislation and regulatory policies and that the Parent Securities may be subject to resale restrictions and may bear a legend to this effect;

(d)

if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Seller will execute, deliver, file and otherwise assist the Parent in filing, such reports, undertakings and other documents with respect to the issue of the Parent Securities as may be required;

	(e)	the Seller has been advised to consult its own legal advisors with respect to applicable resale restrictions and the Seller is solely responsible (and the Parent is not responsible) for compliance with applicable resale restrictions; and

(f)

the Seller agrees that the Parent may be required by law or otherwise to disclose to the BCSC and regulatory authorities the identity of the Seller and each beneficial purchaser for whom the Seller may be acting.

(9)	Canadian Securities Law acknowledgement - Each of the Sellers hereby acknowledges all of the following:

(a)

no prospectus has been filed by the Parent with the British Columbia Securities Commission (“BCSC”) in connection with the issuance of the Parent Securities, such issuance is exempted from the prospectus requirements of the B.C. Securities Act and that:

		(i)	the Seller is restricted from using most of the civil remedies available under the B.C. Securities Act;

		(ii)	the Seller may not receive information that would otherwise be required to be provided to him under the B.C. Securities Act; and

		(iii)	the Parent is relieved from certain obligations that would otherwise apply under the B.C. Securities Act.

5.2                    Representations and Warranties of the Corporation and the Management Sellers. The Corporation and each of the Management Sellers jointly and severally, represent and warrant to the Buyer and the Parent as follows as of the date hereof and as of the Closing Time:

(1)

Organization - The Corporation is continued and validly subsisting under the laws of Canada. The Corporation has sent to the appropriate Person all annual returns and financial statements required to be sent under the laws of its jurisdiction of incorporation. The Corporation has full corporate power, authority and capacity to carry on its Business, to own and operate its assets, properties and Business as now carried on and owned and operated, to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Corporation and its shareholders.

(2)

Capitalization - The authorized capital of the Corporation consists of an unlimited number of common shares of which 1,000,000 common shares are validly issued as fully paid and non-assessable, which issued and outstanding shares of the Corporation are owned as listed in Schedule 2.1 With the exception of the Tsang

Family Trust, which holds the Purchase Shares in Trust for the beneficiaries thereof, the Persons named in Schedule 2.1 are the sole registered and beneficial owners of all of the outstanding Shares set out beside his or its name. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Corporation including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of the Corporation, except as disclosed in Schedule 2.1. Each of the Shares was issued in compliance with all Applicable Law, including, without limitation, Applicable Law relating to corporate and securities laws.

(3)

Bankruptcy - The Corporation is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), it has not made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof and it has not had any petition for a receiving order presented in respect of it. The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Corporation or any of its assets and no execution or distress has been levied upon any of its assets.

(4)

Financial Statements - True and complete copies of the unaudited financial statements of the Corporation for the period ending February 28, 2006 are annexed as Schedule 5.2(4) to the Disclosure Letter (the “Unaudited Financial Statements”). The Unaudited Financial Statements and the Audited Financial Statements (together, the “Financial Statements”) have been prepared, or will be prepared, as the case may be, in accordance with GAAP. The balance sheets contained in such Financial Statements fairly present the financial position of the Corporation as of the date thereof and the statements of earnings and retained earnings contained in the Financial Statements fairly present the results of operations for the periods indicated.

(5)

Operation of the Business - The Corporation has good and marketable title to all the assets referred to in the Financial Statements, free and clear of any and all Liens. The assets of the Corporation are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ending on the date of this Agreement. Schedule 5.2(5) to the Disclosure Letter sets out a complete and accurate list of all locations where the assets of the Corporation are situate, including a brief description of the assets situate at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Corporation of the Business or of any of the assets referred to in the Financial Statements out of the ordinary course of business.

(6)

Enforceability of Corporation’s Obligations - This Agreement constitutes a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(7)

Absence of Conflicting Agreements - The execution, delivery and performance of this Agreement by the Corporation and the completion (with any required Corporation Consents and Approvals and Corporation Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any agreement to which the Corporation is bound or the constating documents of the Corporation.

(8)

Material Contracts - Schedule 5.2(8) to the Disclosure Letter lists all the Material Contracts. The Corporation is not in material default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by the Corporation. Each Material Contract is in full force and effect and has not been amended.

(9)

Receivables - The Receivables are valid obligations which arose in the ordinary course of business and will be collected in the ordinary course of business, in the aggregate, at their full face value, subject to reserves for doubtful accounts, which reserves are adequate for such accounts. None of the Receivables is due from an Affiliate of the Corporation.

(10)

Undisclosed Liabilities - The Corporation does not have any secured or unsecured liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, other than the trade payables, leases incurred in the ordinary course of business and a capital lease of C$13,308.88 which are disclosed in the Financial Statements or referred to or disclosed herein.

(11)

Corporation Consents and Approvals - All the Corporation Consents and Approvals are listed in Schedule 5.2(11) to the Disclosure Letter. Except for the Corporation Consents and Approvals, no consent or approval of any Person is required to be obtained by the Corporation in connection with the completion of the transactions contemplated by this Agreement or to permit the Corporation to carry on the Business after the Closing as the Business is currently carried on by the Corporation.

(12)

Corporation Notices - All the Corporation Notices are listed in Schedule 5.2(12) to the Disclosure Letter. Except for the Corporation Notices, no notice is required to be delivered by the Corporation to any Person in connection with the completion of the transactions contemplated by this Agreement or to permit the Corporation to carry on the Business after the Closing as the Business is currently carried on by the Corporation.

(13)

Litigation - There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or, to the best of the Sellers’ knowledge, threatened by or against the Corporation related to the Business or affecting the Business or the operations or capital of the Corporation or the transactions contemplated by this Agreement.

(14)

Environmental Matters - The Business and the assets as carried on or used by the Corporation and their predecessors (including the condition of the Lands and the waters on or under the Lands) have been carried on and used and are currently carried on and used in compliance in all material respects with all Environmental Laws.

(15)	Intellectual Property -

(a)

Schedule 5.2(15) to the Disclosure Letter lists all of the registrations and applications for registration of the Intellectual Property. All of the registrations and applications for registration of the Intellectual Property are valid and subsisting in good standing and are recorded in the name of the Corporation.

(b)

Except as set out in Schedule 5.2(15) to Disclosure Letter, the Corporation is the first and only owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees. Except as set out in Schedule 5.2(15) to the Disclosure Letter, no Person has any right, title or interest in any of the Intellectual Property and all such persons have waived their moral rights in any copyright works within the Intellectual Property. The Corporation has diligently protected its legal rights to the exclusive use of the Intellectual Property.

(c)

All of the Corporation’s permissions and licences to use the industrial or intellectual property of other Persons are disclosed in Schedule 5.2(15) to the Disclosure Letter. The Corporation has not permitted or licensed any Person to use any of the Intellectual Property except as disclosed in Schedule 5.2(15) to the Disclosure Letter. Each licence referred to in Schedule 5.2(15) to the Disclosure Letter is in full force and effect and neither the Corporation nor, to the best knowledge of the Corporation, the licensor is in default of its obligations thereunder.

	(d)	No Person has challenged the validity of any registrations for the Intellectual Property or the Corporation’s rights to any of the Intellectual Property.

	(e)	Neither the use of the Intellectual Property nor the conduct of the Business has infringed or currently infringes upon the industrial or intellectual property rights of any other Person.

(16)

Licences and Permits - Schedule 5.2(16) to the Disclosure Letter lists all the Licences and Permits and identifies the ones that by their terms are not transferable. The Corporation holds the Licences and Permits free and clear of any and all Liens. All the Licences and Permits are in full force and effect, the Corporation is not in violation of any term or provision or requirement of any such Licences and Permits, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence or Permit.

(17)

Employment Contracts - Schedule 5.2(17) to the Disclosure Letter lists all the Employees as of the date of this Agreement and the age, position, status, length of service, compensation and benefits of each of them, respectively. Except as set out in Schedule 5.2(17) to the Disclosure Letter, the Corporation is not a party to or bound by any contracts or requirements of Applicable Law in respect of any Employee or former employee, including:

	(a)	any contracts for the employment or statutorily required re-employment of any Employee; or

(b)

any bonus, deferred compensation, profit sharing, pension, retirement, hospitalization insurance or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in Schedule 5.2(19) to the Disclosure Letter.

(18)

Collective Agreements - The Corporation is not a party to nor does it have any obligation pursuant to, any oral or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of their employees, nor are they obligated under any agreement to recognize or bargain with any labour organization or union on behalf of such employees.

(19)	Employee Plans -

(a)

Schedule 5.2(19) to the Disclosure Letter lists all of the agreements, programs or plans which are presently in effect or which have previously been in effect and which currently cover employees of the Corporation employed in connection with the Business including, without limitation, incentive, bonus, vacation, severance programs, benefit, health, welfare, supplemental unemployment benefit, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices (the “Employee Plans”).

(b)

All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans (“Applicable Employee

Benefit Laws”). No fact or circumstance exists that could adversely affect the tax-exempt status of an Employee Plan.

(c)

All obligations regarding the Employee Plans have been satisfied, to the best knowledge of the Corporation there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing or exigible under any of the Employee Plans.

(d)

The Corporation may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by Applicable Employee Benefit Laws.

(e)

The Corporation has not received any notice of any Employee Plan, or any related trust or other funding medium thereunder, being subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

(f)

All contributions or premiums required to be made by the Corporation under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and the Corporation does not have, and as of the Closing Time will not have, any liability (other than liabilities accruing after the Closing Time) with respect to any of the Employee Plans. Contributions or premiums will have been paid by the Corporation on an accrual basis for the period up to the Closing Time even though not otherwise required to be made until a later date.

(g)

No amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to an Employee Plan will have been made or promised by the Corporation before the Closing Time.

(h)

There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Corporation nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(i)	Subject to approvals under Applicable Employee Benefit Laws, the Corporation may amend, revise or merge any Employee Plan or the assets transferred from any Employee Plan with any other arrangement, plan or fund.

(j)

The Corporation has furnished to the Buyer or the Parent true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Buyer pursuant to this Section 5.2(19).

(k)	Each Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 5.2(19) to the Disclosure Letter.

(l)	None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

(m)	All employee data necessary to administer each Employee Plan has been provided by the Corporation to the Buyer or the Parent and is true and correct.

(n)

No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. To the best knowledge of the Corporation the level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(o)	Except as disclosed in Schedule 5.2(19) to the Disclosure Letter, none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

(p)

The Corporation has not paid any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedules 5.2(17) and 5.2(19)).

(20)

Tax Filings - The Corporation has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of the Corporation in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full.

(21)

Taxes Paid - The Corporation has paid in full all Taxes required to be paid on or prior to the date hereof and has made adequate provision in the Financial Statements, or will make adequate provision in the Financial Statements, as applicable, in accordance with GAAP for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date.

(22)

Reassessments of Taxes - There are no reassessments of the Corporation’s Taxes that have been issued and are outstanding and there are no outstanding issues that have been raised and communicated to the Corporation by any governmental body for any taxation year in respect of which a Tax return of the Corporation has been audited. No governmental body has challenged, disputed or questioned the Corporation in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. The Corporation is not negotiating any draft assessment or reassessment with any governmental body. There are no contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Corporation, including, without limitation, unreported benefits conferred on any shareholder of the Corporation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements, or as will be disclosed in the Financial Statements, as the case may be. Neither the Corporation nor any of the Sellers has received any indication from any governmental body that an assessment or reassessment of the Corporation is proposed in respect of any Taxes, regardless of its merits. The Corporation has not executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(23)

Withholdings and Remittances - The Corporation has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. The Corporation has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. The Corporation has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Corporation.

(24)

Depreciable Property - At the Closing Date, for purposes of the Income Tax Act (Canada), the Corporation will own depreciable property of the prescribed classes and having undepreciated capital costs as set out in Schedule 5.2(24) to the Disclosure Letter.

(25)

Capital Gains - The Corporation will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Income Tax Act (Canada) as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.

(26)	Absence of Certain Changes or Events - Since the date to which the Financial Statements are made up, the Corporation has not:

	(a)	suffered any Material Adverse Change;

	(b)	amended its articles;

	(c)	declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares;

	(d)	issued or sold any shares or other securities or issued, sold or granted any option, warranty or right to purchase any shares or other securities;

	(e)	disposed of any of the assets or real property reflected on the balance sheet forming part of the Financial Statements, except sales of assets or real property in the normal course of business;

	(f)	changed any accounting or costing systems or methods in any material respect;

	(g)	suffered any extraordinary loss or cancelled or waived any debt, claim or other right;

(h)

incurred or assumed any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the normal course of business;

(i)

made or granted any bonus, increased the compensation paid (other than for normal merit and cost of living increases) or made loans or advances to any Director, Officer or Employee, other than as set forth in Schedule 5.2(17) to the Disclosure Letter;

(j)

mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets, except in the normal course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the Corporation or operation of the Business;

(k)	entered into any Material Contract or any other transaction that was not in the normal course of business; or

(l)	terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract.

(27)

Brokerage Fees - The Corporation has not entered into any agreement which would entitle any Person to any valid claim against any of the Corporation, the Buyer or the Parent for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

(28)	Subsidiaries - The Corporation has no subsidiaries and has a 6% minority interest in Peripheron Technologies, Ltd.

(29)

Data Protection - The Corporation has complied in all material respects with applicable data protection and privacy Laws governing the collection, use and disclosure of personal information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada), as amended from time to time, and any comparable provincial law.

(30)

Product Warranty - Each product manufactured, sold, leased or delivered by the Corporation or service provided by the Corporation has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Corporation has no Liabilities (and the Corporation and the Sellers have no knowledge of a basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liabilities for replacement or repair thereof or other damages in connection therewith, except for product warranty claims for which product manufacturers are responsible. No product manufactured, sold, leased or delivered by the Corporation is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease

(31)

Product Liability - There are no existing or threatened, claims against the Corporation arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Corporation which could result in Liabilities to the Corporation and the Corporation and the Sellers have no knowledge of a reasonable basis for any such claim.

(32)

Inventory - The inventory of the Corporation consists of manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and adequate and full accruals have been made in the Financial Statements for slow moving (except for parts and components on hand for servicing products already sole), obsolete, damaged or defective inventory.

(33)	Leases -

(a)

The Corporation is not a party to or bound by or subject to nor has the Corporation agreed or become bound to enter into any real or personal property lease or other right of occupancy relating to real property, whether as lessor or lessee, except for the Leases set forth and described in Schedule 5.2(33) to the Disclosure Letter.

(b)

Each of the Leases is valid and subsisting and in good standing, there is no default thereunder and the Corporation is entitled to all rights and benefits thereunder. Neither the Corporation or any other party thereto is in breach of any of the provisions of any Lease and (subject to obtaining any consents, approvals, permits and acknowledgements required thereunder to the change in control of the Corporation herein contemplated) the completion of the transactions herein contemplated will not afford any of the parties to any Lease or any other Person (other than the Corporation) the right to terminate any Lease nor will the completion of the transactions herein contemplated result in any additional or more onerous obligation on the Corporation under any Lease.

(34)

Real Property – Schedule 5.2(34) to the Disclosure Letter contains accurate descriptions of all real property in respect of which the Corporation holds an interest, whether freehold, lease hold or otherwise.

(35)

Full Disclosure - None of the foregoing representations and warranties and no document furnished by or on behalf of the Corporation or the Sellers to the Buyer or the Parent in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective buyer of the Shares seeking full information as to the Corporation and its properties, businesses and affairs. Except for those matters disclosed in this Agreement, there are no facts not disclosed in this Agreement which, if learned by the Buyer or the Parent, might reasonably be expected to materially diminish the Buyer’s or the Parent’s evaluation of the value of the Shares or which, if learned by the Buyer or the Parent, might reasonably be expected to deter the Buyer or the Parent from completing the transactions contemplated by this Agreement on the terms of this Agreement.

5.3                    Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Time:

(1)

Incorporation and Power - The Buyer is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

(2)

Due Authorization - The Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments.

The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Buyer.

(3)

Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)

Absence of Conflicting Agreements - The execution, delivery and performance of this Agreement by the Buyer and the completion (with any required Buyer Consents and Approvals) of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any agreement to which the Buyer is bound or the constating documents of the Buyer.

(5)

Litigation - To the best of the Buyer’s knowledge there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non- governmental body pending or threatened by or against the Buyer for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement, or which in the result, could adversely affect the right of the Buyer to acquire or retain the Purchase Shares.

(6)

No Broker Fees - The Buyer has not incurred any Liabilities or obligations to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement for which the Sellers could become liable or obligated.

(7)	Acquisition of Purchase Shares - The Buyer is not acquiring the Purchase Shares with a view toward resale or with the current intention of making a public distribution of the same.

(8)

Debentures - Upon issuance thereof to the Sellers in accordance with Section 2.2(3) the Debentures will be duly and validly created, authorized and issued in compliance with all applicable legal requirements.

5.4                    Representations and Warranties of the Parent. The Parent represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Time:

(1)

Incorporation and Power - The Parent is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

(2)

Due Authorization - The Parent has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Parent.

(3)

Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)

Absence of Conflicting Agreements - The execution, delivery and performance of this Agreement by the Parent and the completion (with any required Parent Consents and Approvals) of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any agreement to which the Parent is bound or the constating documents of the Parent.

(5)

Litigation - To the best of the Parent’s knowledge there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non- governmental body pending or, to the best of the Parent’s knowledge, threatened by or against the Parent for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement, or which in the result, could adversely affect the right of the Parent to issue the Share Consideration or the Conversion Shares.

(6)

No Broker Fees - The Buyer has not incurred any Liabilities or obligations to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement for which the Sellers could become liable or obligated.

(7)	Share Consideration - The Share Consideration will be duly and validly created, authorized, allotted and issued in compliance with all applicable legal requirements and will be duly and validly authorized, allotted and issued as fully-paid and non-assessable Common shares in the capital of the Parent.

5.5                    Survival of Representations and Warranties.

(1)

The representations and warranties of the Sellers contained in Section 5.1 and of the Management Sellers and the Corporation contained in Sections 5.2(1), 5.2(2) and 5.2(3) shall survive the Closing, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Buyer and the Parent, shall continue in full force and effect for the benefit of the Buyer and the Parent.

(2)

The representations and warranties of the Management Sellers and the Corporation contained in Sections 5.2(20), 5.2(21), 5.2(22), 5.2(23), 5.2(24) and 5.2(25) shall survive the Closing, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Buyer and the Parent, shall continue in full force and effect for the benefit of the Buyer and the Parent.

(3)

The representations and warranties of the Management Sellers and the Corporation contained in Sections 5.2(4) through 5.2(19) and 5.2(26) through 5.2(34) or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years from the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Buyer and the Parent, shall continue in full force and effect for the benefit of the Buyer and the Parent, after which time the Sellers shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Buyer and the Parent in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period.

(4)

The representations and warranties of the Buyer contained in Section 5.3 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Sellers, after which time the Buyer shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Sellers in writing (setting out in reasonable detail the nature of the claim and the approximate amount thereof) before the expiration of such period.

(5)

The representations and warranties of the Parent contained in Section 5.4 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Sellers, after which time the Parent shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Sellers in writing (setting out in reasonable detail the nature of the claim and the approximate amount thereof) before the expiration of such period.

5.6                    Definition of Knowledge. The words “to the knowledge of” mean, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is or was known by the Person (or, in the case or a Person other than a natural Person, known by any current or former director or officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonably comprehensive due diligence under the circumstances (in accordance with the standard of what a reasonable and prudent Person in similar circumstances would have done), including without limitation after having made reasonably comprehensive inquiries to and investigations of the Corporation and its Directors and Officers, would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Director or Officer of that Person).

ARTICLE 6
INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1                    Indemnity by Individual Seller. Each Seller shall severally, but not jointly, indemnify and hold each of the Buyer, the Parent and the Corporation and their respective directors, officers, employees, agents, representatives and the Buyer’s and the Parent’s Affiliates (each an “Indemnified Party”) harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (including without limitation reasonable attorneys’ fees on a solicitor and own client basis) (hereinafter referred to as a “Claim”) which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

(1)

any incorrectness in or breach of any representation or warranty of the Seller contained in Section 5.1 of this Agreement or under any other agreement, certificate or instrument executed and delivered by the Seller pursuant to this Agreement; or

(2)

any breach of or any non-fulfilment of any covenant or agreement on the part of the Seller under this Agreement or under any other agreement, certificate or instrument executed and delivered by the Seller pursuant to this Agreement.

6.2                    Indemnity by Sellers Collectively. The Sellers shall jointly and severally indemnify and hold each of the Indemnified Parties harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

(1)

any incorrectness in or breach of any representation or warranty of the Corporation, or the Sellers contained in Section 5.2 of this Agreement or under any other agreement, certificate or instrument executed and delivered by the Corporation, or by Sellers in their capacities as officers of the Corporation and not in their personal capacities, pursuant to this Agreement; or

(2)

any breach or non-fulfillment of any covenant or agreement on the part of the Corporation under this Agreement or under any other agreement, certificate or instrument executed and delivered by the Corporation pursuant to this Agreement.

6.3                    Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Sections 6.1 or 6.2, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(1)	the factual basis for the Claim; and

(2)	the amount of the Claim, if known.

6.4                    Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

6.5                    Third Party Claims. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i)

the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.

6.6                    Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

6.7                    Interest on Claims. The amount of any Claim submitted under Section 6.1 or Section 6.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

6.8                    Tax Adjustments.

(1)

The amount of any Claim submitted under Sections 6.1 and 6.2 as damages or by way of indemnification shall be determined on an after-Tax basis, and without limiting the generality of the foregoing shall:

	(a)	be net of the present value of any Tax benefits to the Indemnified Party resulting from the claim for indemnity and indemnification; and

	(b)	include the amount necessary to hold the Indemnified Party harmless after Tax;

and the present value of any Tax benefits shall be the amount, calculated on the date that is the Business Day immediately preceding the date of payment of the Claim, that is required to provide a yield from such date to the last day of the latest taxation year of the Indemnified Party to which the Tax benefits relate that is equal to the sum of the yield to maturity on such date, assuming semi-annual compounding, that a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date and maturing approximately on the last day of the latest taxation year of the Indemnified Party to which the Tax benefits relate, plus five percent.

(2)

The amount of any Claim submitted under Sections 6.1 and 6.2 as damages or by way of indemnification as determined without regard to this Section 6.8 shall be increased, if said amount is taxable according to applicable legislation, by an amount equal to the rate of Goods and Services Tax applied to such amount.

6.9                    Set-off. Subject to the provisions of Section 6.10, the Buyer and the Parent shall be entitled to set-off the amount of any Claim submitted under Sections 6.1 and 6.2 as damages or by way of indemnification against any other amounts payable by the Buyer or the Parent to the Sellers whether under this Agreement, the Debentures, or otherwise.

6.10                   Limitations on Liability.

(1)

No Indemnified Party shall deliver a first notice under Section 6.3 of a Claim for indemnification pursuant to Sections 6.1 and 6.2, in connection with a breach of a representation or warranty after the expiry date of the applicable representation or warranty as set forth in Section 5.5. This Section 6.10(1) shall not prevent the Indemnified Party from being indemnified in full for all Claims in respect of a breach of a representation or warrant if the general subject matter of the Claim was set out in a notice delivered prior to the expiry date of the applicable representation or warranty.

(2)

The liability of each Seller to the Indemnified Parties pursuant to Section 6.2, (other than in connection with a breach of a representation or warranty in Section 5.2(1), 5.2(2) or 5.2(3) of this Agreement) shall be limited to that Seller’s proportionate share of amount of the Claim. The proportionate share of liability of each Seller shall be determined by the fraction of which the numerator is the aggregate consideration received by that Seller for that Seller’s Shares and before deducting any Expenses and the denominator is the total Purchase Price.

(3)

(3) Notwithstanding sections 6.10(1) and 6.10(2), no Indemnified Party shall make a Claim against the Sellers in respect of the breach of any warranty, representation, covenant or obligation of the Sellers in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement unless and until the aggregate amount of all Claims exceeds C$20,000, and the Sellers shall have liability only to the extent that the aggregate amount of the Claims exceedsC$20,000.

ARTICLE 7
INTERIM PERIOD

7.1                    Investigation. Until the Closing, the Buyer, the Parent and their representatives and advisers shall be permitted to make such investigations, inspections, surveys or tests of the properties and assets of the Corporation and its Affiliates and of their respective financial and legal condition as the Buyer or the Parent deems necessary or desirable to familiarize itself with such properties, assets and other matters. Without limiting the generality of the foregoing, the Buyer and the Parent shall, during normal business hours, be permitted complete access to all documents relating to information scheduled or required to be disclosed under this Agreement, to the Books and Records, the Material Contracts, the Real Property, the Leased Premises, the Employees, records regarding suppliers, customers and regulators and environmental reports, surveys, inspection reports and all other reports prepared by advisers of the Corporation, its predecessor companies and its Affiliates (and the Corporation and the Sellers shall provide photocopies to the Buyer of all such written information and documents as may be reasonably requested by the Buyer or the Parent). The Buyer or the Parent shall not access any Employees without first notifying the Corporation of the intention to do so, and then only under the supervision of the Corporation; the Buyer or the Parent shall not interfere with the Employee’s performance of his or her duties.

7.2                    Authorizations. The Sellers shall cause the Corporation to execute and deliver any authorizations required to permit the investigations, inspections, surveys or tests described in Section 7.1.

7.3                    Confidentiality. Each Party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise as required by securities laws or rules of any applicable stock exchange and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement.

7.4                    Risk of Loss. Until the Closing, the Sellers shall cause the Corporation to maintain in force all the policies of property damage insurance under which any of the assets is insured. If before the Closing any of the assets is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then:

(1)	the Buyer and the Parent may terminate this Agreement in accordance with the provisions of Article 4; or

(2)

the Buyer and the Parent may require the Sellers to reduce the Purchase Price by the amount of the replacement cost of the assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

7.5                    Ordinary Course of Business. Prior to the Closing, except with the prior written consent of the Buyer and the Parent (which may be withheld for any reason), the Corporation agrees and the Sellers shall cause the Corporation:

(a)

not to make any cash withdrawals, except that the Corporation may declare a cumulative divided of 100% of the after tax profit for each full month of the period January 1, 2006 to Closing (collectively, the

“Aggregate Cumulative Dividend”). Effective Closing, interest will accrue at a rate of 5% per annum on any and all outstanding portion of the Aggregate Cumulative Dividend. The Aggregate Cumulative Dividend shall be payable in 15 equal payments (each a “Dividend Payment”), to be paid once every month (the “Payment Period”) commencing on the first day of the fourth calendar month immediately following the Closing Date; provided however, that no Dividend Payment shall be made in a particular Payment Period unless the Payment Period-end Working Capital is at least C$1,000,000 (after deduction for all applicable taxes owing up to March 31, 2006). In the event that in any particular Payment Period the Payment Period-end Working Capital is less than C$1,000,000 (after deduction for all applicable taxes owing up to March 31, 2006) any Dividend Payment that is payable in such Payment Period shall be postponed until the next Payment Period in which the Payment Period-end Working Capital exceeds C$1,000,000 (after deduction for all applicable taxes owing up to March 31, 2006);

Initials

(b)

not to make or agree to make any material change in the compensation of any Director, Officer or Employee and not to pay or agree to pay or set aside any bonus, profit sharing, retirement, insurance, death, severance or fringe benefit or other extra-ordinary or indirect compensation to, for or on behalf of any Director, Officer or Employee other than as set out in Schedule 5.2(17) to the Disclosure Letter;

(c)

not to sell, pledge, allot, reserve, set aside or issue, purchase or redeem any shares in its capital stock or of any subsidiary or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for the issuance of Shares upon the exercise or conversion in accordance with their terms of convertible securities outstanding prior to the date hereof;

(d)	not to guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities;

(e)

not to sell, assign, transfer, mortgage, pledge or otherwise encumber any of the assets, except for sales of Inventories or purchase money security interests made or granted, as the case may be, in the normal course of business;

(f)	not to enter into any contract, agreement, commitment or transaction outside the normal course of business;

(g)	not to declare or cause to be paid any dividend or make any other form of distribution or payment on the Shares or any other securities of the Corporation;

(h)	not to cancel or amend any policy of insurance which relates to the Corporation or any of the assets, except with the prior written consent of the Buyer and the Parent;

(i)	not to enter into any Material Contracts, except in the normal course of business;

(j)	not to deviate materially from any of its sales, expenditures or overhead forecasts;

(k)	to pay before delinquency all Taxes and other obligations which become due and payable by the Corporation;

(l)

generally, to carry on the Business in the normal course and substantially in the manner in which such Business has been operated to date and use all reasonable efforts to preserve intact its present business organization and assets, keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill, business and assets shall be maintained, perform all of its obligations under all agreements to which it is a party or by which it is bound, maintain its books and records and accounts in the ordinary and regular course and record all transactions on a basis consistent with past practice; and

(m)	promptly advise the Buyer and the Parent orally and, if then requested, in writing:

(i)

of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Corporation contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect;

(ii) of any Material Adverse Change in respect of the Corporation; and

(iii) of any material breach by the Corporation of any covenant or agreement contained in this Agreement.

7.6                    Regulatory Approvals. The Sellers shall cooperate, and shall cause the Corporation to cooperate, with the Buyer and the Parent and render all necessary assistance required by the Buyer or the Parent in connection with any application, notification or filing of the Buyer or the Parent to or with the Bureau of Competition Policy pursuant to the Competition Act (Canada) or the Director under the Investment Canada Act.

7.7                    Updates to Information. The Sellers shall update on or before the Closing, by amendment or supplement, any of the informational disclosure schedules referred to in this

Agreement and any other disclosure in writing from the Sellers to the Buyer and the Parent as soon as reasonably possible after new or conflicting information comes to the attention of the Sellers. The Buyer or the Parent shall not be obligated to accept any such amendment or supplement and receipt of any such amendment or supplement shall not be deemed to be a waiver or release by the Buyer or the Parent of any provision of this Agreement.

ARTICLE 8
EXCLUSIVITY, NON-SOLICITATION AND ACCESS TO INFORMATION

8.1                    Covenants Regarding Non-Solicitation. The Corporation and each of the Sellers will, and will cause the Corporation and its management, directors, officers, advisors and subsidiaries to, immediately cease all existing discussions or negotiations with any Person other than the Buyer and the Parent, and not commence or continue discussions or negotiations with any other Person in relation to the sale of the Shares (or the sale of the Corporation’s assets and undertaking) or (except as required by law) furnish to any person any information with respect to the Corporation until December 31, 2006 (“Exclusivity Period”). In particular each of the Persons named above shall not solicit, initiate or knowingly encourage any offer for all or any of the Shares from any person (and ensure that the Corporation does not solicit, initiate or knowingly encourage any offer for the whole or part of its assets and undertaking, except for the sale of assets in the ordinary course of business).

8.2                    Access to Information. The Corporation and each of Sellers has since February 21, 2006 and will until the Closing, and has caused since February 21, 2006 and will cause until the Closing the Corporation and its management, directors, officers and advisors to:

(1)

not disclose any confidential or proprietary information relating to the Corporation (or the assets and undertaking of the Corporation) to any Person and ensure that the Corporation does not disclose any such information, except in the ordinary course of its business;

(2)

promptly make available to the Buyer, the Parent and their professional advisers all information requested as part of the Buyer’s and the Parent’s due diligence, or in connection with the proposed acquisition; and

(3)	use all reasonable endeavours to ensure that Closing occurs by the date specified in Section 9.1(3)(c).

8.3                    Remedies. The Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE 9
TERMINATION

9.1                    Termination.

(1)

If any condition contained in Section 4.1 is not satisfied at or before December 31, 2006 to the satisfaction of the Buyer and the Parent, then the Buyer and the Parent may by notice to the other Parties terminate this Agreement and the obligations of the Parties hereunder, but without detracting from the rights of the Buyer and the Parent arising from any breach by the other Parties but for which the condition would have been satisfied.

(2)

If any condition contained in Section 4.3 is not satisfied at or before December 31, 2006, to the satisfaction of the Sellers, then the Sellers may by notice to the Buyer and the Parent terminate this Agreement and the obligations of the Parties hereunder, but without detracting from the rights of the Sellers arising from any breach by the Buyer and the Parent but for which the condition would have been satisfied.

(3)	This Agreement may be terminated by:

	(a)	the mutual written agreement of the Parties hereto;

(b)

either the Buyer and the Parent or the Sellers, if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining the Buyer, the Parent or the Sellers from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non- appealable; or

(c)

if the Closing does not occur on or prior to December 31, 2006 then either the Buyer, the Parent or the Sellers may by notice to the other Parties terminate this Agreement and the obligations of the Parties hereunder; or

(d)

if there has been a Material Adverse Change from February 21, 2006, until the Closing, then the Buyer or the Parent may by notice to the Sellers terminate this Agreement and the obligations of the Parties hereunder.

9.2                    No Prejudice on Termination. Any termination of this Agreement under Section 9.1 shall be without prejudice to the rights of the parties arising on or before termination of this Agreement under Section 7.3 and Article 8.

9.3                    Termination Fee Payable to Parent. Notwithstanding any other provisions hereof, if this Agreement is terminated or the transactions contemplated hereunder are not consummated because the Buyer or the Parent has terminated this Agreement pursuant to Section 9.1(1) hereof, the Corporation and the Sellers shall jointly and severally pay to the Buyer, within 10 business days of such termination, a fee equal to C$150,000 as liquidated damages, in immediately available funds to an account designated by the Buyer, provided that such fee shall not be payable if the Buyer or Parent shall have terminated this Agreement pursuant to Section 9.1(1) under circumstances where the failure to satisfy a condition in Section 4.1 was a direct result of circumstances that were beyond the control of the Corporation and the Sellers.

ARTICLE 10
GENERAL

10.1                    Expenses. Each of the Sellers shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the due diligence, negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker’s commission, finder’s fee or like payment payable by it in respect of the purchase and sale of the Shares pursuant to this Agreement (and including without limitation any fees or other payments to Directors, Officers and Employees in connection with the foregoing) whether accruing before, at or after the Closing (collectively, the “Expenses”), but excluding the costs of the annual audit of the Corporation incurred in preparation of the Audited Financial Statements, which are acknowledged to be a cost in the normal course of business of the Corporation. The Sellers shall pay from the Purchase Price on a pro rata basis all Expenses of the Corporation or its subsidiaries for which the Corporation or its subsidiaries would otherwise be liable and such Expenses shall not be paid by the Corporation or its subsidiaries. The Buyer and the Parent shall be responsible for their own Expenses.

10.2                    Public Announcements. Except to the extent otherwise required by law or with the prior consent of the other Parties, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement.

10.3                    Corporation Notices.

(1)

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

if to any of the Sellers or the Corporation, to:

Albion Services Ltd., the Tsang Family Trust, Century I Holdings Inc., David McAlpine, Paul Heathcote, Gundyco ITF Marilyn Lee / Anthony Lee, Marilyn Lee and/or PTL Electronics Ltd.

#208 – 1538 Cliveden Ave.
Delta, B.C., V3M 6J8
Phone:	(604) 515-9886
Fax:	(604) 515-1484
Attention:	Mr. Paul Heathcote

with a copy to:

Cohan, Buchan, Edwards
#208 – 4940 No. 3 Road
Richmond, B.C., V6X 3A5
Phone:	(604) 273-6411
Fax:	(604) 273-4512
Attention:	Mr. Barry Grabowski

if to the Buyer or the Parent, to:

Moventis Capital, Inc.
Suite 304, 1959 – 152nd Street
White Rock, BC, Canada V4A 9P3
Phone:	604-288-2430
Fax:	604-357-1266
Attention:	Blake Ponuick

with a copy to:

Fasken Martineau DuMoulin LLP
2100 – 1075 West Georgia Street
Vancouver, BC, Canada V6E 3G2
Phone:	604 631 4734
Fax:	604 632 4734
Attention:	Iain Mant

(2)

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:00 p.m. (recipient location time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)	Any Party may from time to time change its address under this Section by notice to the other Parties given in the manner provided by this Section.

10.4                    Time of Essence. Time shall be of the essence of this Agreement in all respects.

10.5                    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

10.6                    Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.7                    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.8                    Non-Merger. Each party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Article 4 and (b) the representations and warranties contained in Article 5 and the related indemnities in Sections 6.1 and 6.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

10.9                    Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Parties may reasonably require for the purposes of giving effect to this Agreement.

10.10                    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Alberta contract. Each of the Parties agrees that any action or proceeding related to this Agreement or the transactions contemplated herein may (but need not) be brought in any court of competent jurisdiction in the Province of Alberta, and for that purpose hereby attorns and submits to the jurisdiction of such Alberta court.

10.11                   Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

10.12                    Independent Legal Advice. Each of the Sellers acknowledges and agrees that the Seller has been given an opportunity to obtain independent legal advice with respect to the subject matter of this Agreement and the transactions contemplated hereby and represents and warrants to the Buyer and to the Corporation that the Seller has sought and obtained such independent legal advice as the Seller considers necessary or advisable in connection herewith.

10.13                    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties. Any Party providing its signature in such manner shall promptly forward to the other Parties an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF the Parties have executed this Agreement.

)
Witness	)	DAVID McALPINE
)
)

)
Witness	)	PAUL HEATHCOTE
)
)

)
Witness	)	MARILYN LEE
)
)
GUNDYCO, ITF MARILYN LEE /
ANTHONY LEE

By: ________________________________________
Authorized Signatory

ALBION SERVICES LTD.

By: ________________________________________
Authorized Signatory

THE TSANG FAMILY TRUST

By: ________________________________________
Dr. Gratio Tsang, as Trustee

CENTURY I HOLDINGS INC.

By: ________________________________________
Authorized Signatory

MOVENTIS CAPITAL, INC.

By: ________________________________________
Authorized Signatory

PTL ACQUISITON CORP.

By: ________________________________________
Authorized Signatory

PTL ELECTRONICS LTD.

By: ________________________________________
Authorized Signatory

EXHIBIT A

Share Transfer Form

          FOR VALUE RECEIVED, [NAME OF SELLER] hereby sells, assigns and transfers unto PTL ACQUISITION CORP., a corporation incorporated under the laws of British Columbia, ____________ Common Shares of PTL ELECTRONICS LTD., a corporation incorporated under the laws of British Columbia (the “Corporation”), standing in his/her/its name on the books of said Corporation represented by Certificate(s) No._______herewith, and does hereby irrevocably constitute and appoint _________________________attorney to transfer the said shares on the books of said Corporation with full power of substitution in the premises.

Dated the ____ day of ___________, 2006.

_______________________________________________

Print Name: ______________________________________

In presence of:

_______________________________________________

Print Name: ______________________________________

EXHIBIT B

Seller’s Bring-Down Certificate

[NAME OF SELLER]

TO:	MOVENTIS CAPITAL, INC.
PTL ACQUISITION CORP.

RE:

Share Purchase Agreement dated as of the ____ day of __________, 2006 (the “Purchase Agreement”) among PTL Electronics Ltd. (the “Corporation”), Moventis Capital, Inc., PTL Acquisition Corp., and the shareholders of the Corporation.

(Capitalized words and phrases used but not defined herein have the meanings attributed to them in or for the purpose of the Purchase Agreement.)

Except as otherwise set forth in Appendix “A”, attached hereto, the undersigned, <*>, being a Seller, hereby certifies after making due inquiry that:

(a)

All representations and warranties of the Seller set forth in the section 5.1 of the Purchase Agreement, and in the event the Seller is a also a Management Seller, all representations and warranties of the Management Seller set forth in the section 5.2 of the Purchase Agreement, are true and correct on the Closing Date with the same force and effect as though made on the Closing Date.

(b)

All covenants and obligations to be complied with and performed by the Seller under the Purchase Agreement on or before the Closing Date have been duly complied with and duly performed in all respects.

DATED as of the ______ day of ____________, 2006.

<*>

EXHIBIT C

Corporation’s Bring Down Certificate

PTL ELECTRONICS LTD.
(the “Corporation”)

TO:	MOVENTIS CAPITAL, INC.
PTL ACQUISITION CORP.

RE:

Share Purchase Agreement dated as of the ____ day of __________ , 2006 (the “Purchase Agreement”) among the Corporation, Moventis Capital, Inc., PTL Acquisition Corp., and the shareholders of the Corporation.

(Capitalized words and phrases used but not defined herein have the meanings attributed to them in or for the purpose of the Purchase Agreement.)

Except as otherwise set forth in Appendix “A”, attached hereto, the undersigned, Paul Heathcote, being the CEO and Chief Operating Officer of the Corporation, and David McAlpine, being the Co-CEO and Vice President of Sales of the Corporation hereby certify on behalf of the Corporation and not in any personal capacity and without assuming any personal liability whatsoever, after making due inquiry that:

(c)	All representations and warranties of the Corporation set forth in the Purchase Agreement are true and correct on the Closing Date with the same force and effect as though made on the Closing Date.

(d)

All covenants and obligations to be complied with and performed by the Corporation under the Purchase Agreement on or before the Closing Date have been duly complied with and duly performed in all respects.

DATED as of the ____ day of _____________, 2006.
Paul Heathcote, Co-CEO and
Chief Operating Officer of PTL Electronics Ltd.

David McAlpine, Co-CEO and
Vice President of Sales of PTL Electronics Ltd.

EXHIBIT D

Resignation of Director/Officer

TO:	<*>
AND TO:	The Directors Thereof

I, the undersigned, do hereby resign as a Director of PTL Electronics Ltd. without any compensation for so resigning, such resignation to be effective immediately prior to the completion of the sale of all of the shares of PTL Electronics Ltd. (the “Corporation”) by the Sellers.

Dated this ______ day of ____________, 2006.

__________________________________________
<*>

EXHIBIT E

Buyer’s Bring-Down Certificate

PTL ACQUISITION CORP.
(the “Corporation”)

TO:	PTL ELECTRONICS LTD.
AND TO:	THE SHAREHOLDERS OF PTL ELECTRONICS LTD.

RE:

Share Purchase Agreement dated as of the ____ day of __________, 2006 (the “Purchase Agreement”) among the Corporation, Moventis Capital, Inc., PTL Electronics Ltd. and the shareholders of PTL Electronics Ltd.

(Capitalized words and phrases used but not defined herein have the meanings attributed to them in or for the purpose of the Purchase Agreement.)

Except as otherwise set forth in Appendix “A”, attached hereto, the undersigned, Blake Ponuick, being the President of the Corporation, and Walter Kloeble, being the Chief Financial Officer of the Corporation hereby certify on behalf of the Corporation and not in any personal capacity and without assuming any personal liability whatsoever, after making due inquiry that:

(e)	All representations and warranties of the Corporation set forth in the Purchase Agreement are true and correct on the Closing Date with the same force and effect as though made on the Closing Date.

(f)

All covenants and obligations to be complied with and performed by the Corporation under the Purchase Agreement on or before the Closing Date have been duly complied with and duly performed in all respects.

DATED as of the ____ day of _____________, 2006.
Blake Ponuick, President
of PTL Acquisition Corp.

Walter Kloeble, Chief Financial Officer
of PTL Acquisition Corp.

EXHIBIT F

Parent’s Bring-Down Certificate

MOVENTIS CAPITAL, INC.
(the “Corporation”)

TO:	PTL ELECTRONICS LTD.
AND TO:	THE SHAREHOLDERS OF PTL ELECTRONICS LTD.

RE:

Share Purchase Agreement dated as of the ____ day of __________, 2006 (the “Purchase Agreement”) among the Corporation, [PTL. Acquisition Corp.], PTL Electronics Ltd. and the shareholders of PTL Electronics Ltd.

(Capitalized words and phrases used but not defined herein have the meanings attributed to them in or for the purpose of the Purchase Agreement.)

Except as otherwise set forth in Appendix “A”, attached hereto, the undersigned, Blake Ponuick, being the President of the Corporation, and Walter Kloeble, being the Chief Financial Officer of the Corporation hereby certify on behalf of the Corporation and not in any personal capacity and without assuming any personal liability whatsoever, after making due inquiry that:

(g)	All representations and warranties of the Corporation set forth in the Purchase Agreement are true and correct on the Closing Date with the same force and effect as though made on the Closing Date.

(h)

All covenants and obligations to be complied with and performed by the Corporation under the Purchase Agreement on or before the Closing Date have been duly complied with and duly performed in all respects.

DATED as of the ____ day of _____________, 2006.
Blake Ponuick, President
of Moventis Capital, Inc.

Walter Kloeble, Chief Financial Officer
of Moventis Capital, Inc.

EXHIBIT G

Debenture

THIS DEBENTURE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PTL ACQUISTION CORP.

DEBENTURE

               FOR VALUE RECEIVED, the undersigned PTL ACQUISTION CORP., a company incorporated under the laws of British Columbia (the “Company”), hereby promises to pay to, or to the order of, <*> (the “Holder”), the principal sum of <*> DOLLARS ($<*>) of lawful money of Canada. The Company may prepay any amount of the principal outstanding without notice, penalty or bonus. Except as set forth in Section 7.2 hereof, the Holder has no right to demand repayment of the principal outstanding under this Debenture prior to the Maturity Date (as defined below).

               This Debenture is subject to the following terms and conditions and the Holder is entitled to the benefits set out herein:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1          Definitions

               For the purposes of this Debenture, in addition to the words or expressions defined parenthetically herein, the following words and expression shall have the following meanings, respectively:

(a)	“Business Day” means a day other than a Saturday, Sunday or any other day that is a statutory or civic holiday in the City of Vancouver;

(b)

“Common Shares” means the common shares in the capital of Moventis bearing such designation, as such shares exist on the issue date of this Debenture, provided that in the event of any adjustment pursuant to Section 4.1, “Common Shares” shall thereafter mean the shares or other securities or property resulting from such adjustment and any shares of any other class of the shares in the capital of Moventis resulting from the reclassification or change of such Common Shares;

(c)

“Conversion Price” means the price at which the principal outstanding hereunder may be repaid at the Company’s option by issuance of Common Shares, such price being the equivalent in Canadian funds of eight-five percent (85%) of the Market Price determined as at the date of repayment pursuant to Section 3.1 (the “Conversion Date”), provided that such price shall not be less than US$0.35 and not more than US$1.10. The Conversion Price shall be calculated using a currency conversion rate for the last thirty (30) days before the Conversion Date;

(d)	“Debenture” means this non-negotiable Debenture of the Company in the principal sum of <*> DOLLARS ($<*>);

(e)	“Event of Default” means any of the events described in Section 7.1;

(f)

“Market Price” on any date, means the average, during the period of twenty (20) consecutive Trading Days ending on the fifth Trading Day before such date, of the closing prices per share at which the Common Shares have traded on the NASDAQ OTC Bulletin Board (the “Exchange”) or, if the Common Shares are not listed on the Exchange, then on such stock exchange on which the Common Shares are listed as may be selected for that purpose by the directors, provided that if, on any such Trading Day, and provided further that if the Common Shares are not listed on any stock exchange, then the Current Market Price of the Common Shares shall be determined by the directors of the Company;

(g)	“Maturity Date” means 10:00 a.m. (Vancouver time) on the date which is <*>;

(h)	“Moventis” means Moventis Capital, Inc., the parent of the Company;

(i)	“Person” includes any individual, corporation, company, partnership, association, estate, trust or government or any agency or political subdivision of any government;

(j)	“Share Purchase Agreement” has the meaning given in Section 2.4 hereof; and

(k)	“Trading Day” means with respect to any stock exchange, a day on which shares may be traded through the facilities of the principal stock exchange on which the Common Shares are listed.

1.2         Interpretation

               For the purposes of this Debenture, except as expressly provided or unless the context requires otherwise:

(a)	the headings used throughout this Debenture are for ease of reference only and shall not in any way affect the meaning or interpretation of this Debenture;

(b)	any reference herein to a numbered or lettered part or section refers to the specified part or section of this Debenture;

(c)	“hereto”, “herein”, “hereof”, “hereunder” and similar expressions refer to this Debenture and not to any particular part or section of this Debenture;

(d)	any words or expressions contained in this Debenture which impart the singular number include the plural number and vice versa;

(e)	any words or expressions contained in this Debenture which impart any gender include all genders; and

(f)	unless otherwise provided herein, all dollar amounts expressed herein refer to lawful currency of Canada.

1.3         Proper Law and Attornment

               This Debenture and all matters arising hereunder shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties hereto, by the execution and delivery of this Debenture, irrevocably and unconditionally, with respect to any matter or thing arising out of or pertaining to this Debenture, hereby attorns and submits to the jurisdiction of the courts of the Province of British Columbia for the determination of all matters arising pursuant to this Debenture.

1.4         Non-Business Days

               Whenever any payment hereunder shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

ARTICLE 2
TERMS OF CONVERIBLE DEBENTURE

2.1         Issue

               This Debenture is issued in the principal sum of <*> DOLLARS ($<*>) of lawful money of Canada.

2.2         Payments

               The principal amount outstanding hereunder is payable by the Company on the Maturity Date.

2.3         Adjustments for Conversion

               In the event that part of the Debenture is repaid in accordance with Section 3.1, the principal amount repaid pursuant to Section 3.1 shall be applied to reduce the amount repayable on the Maturity Date.

2.4         Witholding for Indemnification Claim

               In the event that the Company or the Buyer makes a written claim for indemnification pursuant to Article 6 of the share purchase agreement (the “Share Purchase Agreement”) dated as of May 6, 2006 among Moventis, the Company, the Holder, and certain others (an “Indemnification Claim”), the Company shall be entitled to withhold the amount of the Indemnification Claim from any and all amounts owing under this Debenture pending a final determination of the Indemnification Claim (a “Final Determination”). If the Company makes an Indemnification Claim prior to the Maturity Date, pending a Final Determination, the Company shall withhold the amount of the Indemnification Claim from the amount repayable on the Maturity Date, and the amount payable to the Holder on the Maturity Date will be reduced accordingly. The amount owed to the Company pursuant to the Indemnification Claim upon a Final Determination is referred to as the “Determined Amount”.

2.5         Adjustment of Final Repayment Amount

               Where a Final Determination has been made with respect to an Indemnification Claim, the Company shall be entitled to set off the Determined Amount against the amount repayable on the Maturity Date, which amount shall be deemed to be reduced by the Determined Amount, and the amount payable to the Holder on the Maturity Date will be reduced accordingly. Upon Final Determination, any amounts withheld pursuant to this Section 2.5 in excess of the Determined Amount shall be paid promptly to the Holder, if the Maturity Date has passed.

ARTICLE 3
REPAYMENT BY CONVERSION

3.1         Company’s Right to Repay by Common Shares

               At the option of the Company, at any time prior to the Maturity Date the principal due hereunder may be repaid in whole or in part by the delivery by the Company of that number of fully-paid and non-assessable Common Shares equal to the amount of principal to be converted divided by the Conversion Price. If following the repayment under this Section 3.1, principal remains outstanding, the Company shall deliver to the Holder, against receipt of this Debenture for cancellation, a replacement Debenture in the same form as this Debenture in respect of the principal balance remaining outstanding.

ARTICLE 4
ADJUSTMENTS

4.1         Adjustment to Common Shares

               If, prior to the Maturity Date, Moventis undertakes any reclassification of, or other change in (including a change resulting from consolidation or subdivision) the outstanding Common Shares; or in case of any issue of Common Shares (or securities convertible into Common Shares) to all or substantially all of the holders of its outstanding Common Shares by way of a formal stock dividend; the number of Common Shares to be issued upon exercise of the repayment option under Section 3.1 shall, after such reclassification, change, issue, or dividend, be equal to the number of shares or other securities or property of Moventis, to which the Holder would have been entitled to upon such reclassification, change, or dividend.

4.2         Applicable Securities Legislation

               The Company will not, directly or indirectly, do any act or thing or, to the extent that it is able, permit any act or thing to be done, which would remove or deny any registration or prospectus exemption available under any applicable securities legislation with respect to the issuance of Common Shares under this Debenture.

4.3         Waiver of Presentment

               The Company hereby waives presentment for payment, notice of dishonour, protest and notice of protest.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF THE COMPANY

5.1         Representations and Warranties

               The Company represents and warrants to the Holder that:

(a)

with the exception of applicable regulatory approvals for any full or partial repayment by the issuance of Common Shares of the outstanding principal under Section 3.1 due pursuant to this Debenture as provided herein, the execution and delivery of this Debenture by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not require any consent, approval or action of any federal, provincial, municipal, regulatory, administrative or governmental authority or court or self-regulatory body to whose jurisdiction the Company is subject or any party to any agreement, contract, mortgage, Debenture or any other instrument to which the Company is a party or is subject or by which the Company may be bound, except which has been obtained;

(b)

the Company is a corporation duly organized and validly subsisting in good standing under the laws of British Columbia, has the corporate power and authority to own its property and to carry on its business as now being conducted by it or as currently proposed to be conducted in the future, is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, has the corporate power and authority to execute, deliver and perform the terms and provisions of this Debenture, and has taken all necessary action to authorize the execution and delivery of this Debenture, and when executed and delivered this Debenture will constitute a legal, valid and binding obligation of the Company; and

(c)	neither the execution nor delivery of this Debenture nor the transactions contemplated herein nor compliance with nor performance nor observance of the terms and provisions of this Debenture will, subject to the requirement to obtain all applicable regulatory approvals in respect of the conversion into Common Shares as herein contemplated:

(i)	contravene any provision of law, statute, rule or regulation to which the Company is subject or any judgment, decree, order or permit applicable to it;

(ii)	contravene the Notice of Articles or Articles of the Company; or

(iii)	conflict with or result in a breach of or constitute a default under any agreement or instrument, written or oral, to which the Company is a party or by which it is bound.

5.2         Covenants

               The Company covenants and agrees that so long as this Debenture is outstanding, unless agreed in writing by the Holder:

(a)	the Company shall preserve and maintain its corporate existence and shall remain in good standing in each jurisdiction in which the nature of its business makes such qualification necessary; and

(b)	the Company will give the Holder written notice of the occurrence of any Event of Default pursuant to Section 7.2 below.

ARTICLE 6
SUPPORT BY MOVENTIS

6.1         Support by Moventis

               Moventis will take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Company, in accordance with applicable law, to perform its obligations upon the exercise by the Company pursuant to Section 3.1 hereof, of the Company’s option to repay the principal due hereunder by the issuance of Common Shares.

ARTICLE 7
EVENTS OF DEFAULT AND REMEDIES

7.1         Events of Default

               As used herein, and “Event of Default” occurs if:

(a)	the Company fails to make any principal payment when due and such failure is not cured within 5 days;

(b)	the Company fails to comply with any of its material covenants, or covenants which in the aggregate are material, contained in this Debenture and such failure is not cured within 30 days after the Company receives written demand from the Holder to remedy the same;

(c)

a court of competent jurisdiction enters an order or decree under the bankruptcy legislation of any federal, provincial or state law for the relief of debtors against the Company in an involuntary case commenced under any such law; appoints any receiver, trustee, assignee, liquidator or similar official of the Company or for all or substantially all of its property; or orders the liquidation of the Company; and, in any such case, the order, decree or appointment remains unstayed and in effect for 60 days; or

(d)	the Company shall execute a general assignment for the benefit of creditors.

7.2         Notice of Event of Default

               If an Event of Default described in Section 7.1(b),(c) or (d) above occurs, the Company shall give written notice to the Holder of the occurrence of such Event of Default within 5 days thereof.

7.3         Right to Demand Repayment

(a)

If any Event of Default exists, the Holder may, in addition to the exercise of any right, power or remedy permitted by law, declare (by written notice or notices to the Company) the entire principal sum then outstanding to be due and payable, and such Debenture shall thereupon become forthwith due and payable in cash without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. If this Debenture is not paid when due, the Company agrees to pay all costs of collection, including reasonable attorneys’ fees.

(b)

A delay or omission by the Holder in exercising any right or remedy arising upon an Event of Default shall not impair such right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

7.4         Resale Restrictions

               The Holder further acknowledges that:

(a)	any resale of the Debenture, and the Common Shares issuable upon conversion hereunder may only occur in accordance with applicable securities legislation; and

(b)	the certificates representing the Common Shares issuable hereunder may bear a legend denoting the restrictions on transfer imposed by applicable securities legislation.

7.5         Lost Debenture

               If the Holder claims that this Debenture has been lost, destroyed or wrongfully taken the Company shall issue a replacement Debenture upon:

(a)

receipt of an indemnity bond or other assurance requested by the Company to protect it from any loss which it may suffer by reason of such replacement or subsequent presentment of the original Debenture; and

(b)	payment by the Holder of any expenses incurred by the Company in replacing the Debenture.

ARTICLE 8
DISCHARGE OF DEBENTURE

8.1         Cancellation

               The Debenture shall forthwith after full payment be surrendered to the Company for cancellation.

ARTICLE 9
GENERAL PROVISIONS

9.1         Notices

               All notices and other communications required or permitted pursuant to or in relation to this Debenture shall be in writing and shall be:

(a)

personally served upon the Company or upon the Holder, as the case may be, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee at the time of service; or

(b)	communicated by regular mail posted in Canada to the addressee at the following respective addresses:

(i)	For the Company or Moventis:

PTL ACQUISTION CORP. /	Copy to:
MOVENTIS CAPITAL, INC.	FASKEN MARTINEAU DuMOULIN LLP
Suite 304, 1959 152nd Street	2100 – 1075 West Georgia Street
White Rock, BC, Canada V4A 9P3	Vancouver, BC, Canada, V6E 3G2
Attention: Blake Ponuick	Attention: Iain Mant
Facsimile: 604.288.2430	Facsimile: 604.631.3232

(ii)	For the Holder:

<*>	Copy to:
<*>
<*>	<*>
Attention: <*>	Attention: <*>
Facsimile: <*>	Facsimile: <*>

in which case such notice shall conclusively be deemed to have been given to the addressee thereof upon the third Business Day from the date of mailing in Canada.

               Each party hereby may, from time to time, by notice to the other parties, change its address for service.

9.2         Equitable Remedies

               The Company acknowledges that damages may be an inadequate remedy for the breach or default in observance or performance of its obligations under this Debenture, and accordingly the Company agrees that in the event of an actual or anticipatory breach or default in observance of performance of any of its obligations hereunder, the same may be enforced by specific performance, injunction or such other equitable remedy, in lieu of damages, as the Holder may in its sole and absolute discretion consider advisable and as may be awarded by a court of competent jurisdiction.

9.3         Amendments

               Neither this Debenture nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

9.4         Time of the Essence

               Time is expressly declared to be of the essence of this Debenture in respect of all payments to be made hereunder, the exercise of any redemption and conversion rights hereunder, and all covenants and agreements to be performed and fulfilled.

9.5         Severability

               If any covenant or obligation of any party contained herein, or if any provision of this Debenture or its application to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Debenture or the application of such covenant or obligation to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each provision and each covenant and obligation contained in this Debenture shall be separately valid and enforceable, to the fullest extent permitted by law or at equity.

9.6         Parties In Interest

               This Debenture shall enure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

9.7         No Assignment

               The rights of the Holder under this Debenture shall be not assignable in whole or in part.

9.8        No Recourse Against Others

               A director, officer, employee or shareholder of the Company shall not have any liability for any obligations of the Company under this Debenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Holders, by accepting the Debenture, waives and releases all such liability and such waiver and release are part of the consideration for the issue of the Debenture.

9.9         Subsequent Debentures and Security

               If the Holder and the Company agree to additional financing, the parties hereby agree that such additional financing shall rank pari passu with the Debentures previously issued, and security therefore shall be aggregated between all such Debentures on a pro rated basis. The parties further agree that an amendment shall be issued to the Debenture, subject to this agreement of the Holder, adjusting the security and ranking of debt.

               IN WITNESS WHEREOF the Company and Moventis have executed this Debenture as of the <*> day of <*>, 2006

PTL ACQUITSION CORP.

Per:
Authorized Signatory

MOVENTIS CAPITAL, INC.

Per:
Authorized Signatory

EXHIBIT H

GENERAL SECURITY AGREEMENT

PTL Electronics Ltd. (the “Debtor”) mortgages and charges in favour of <*> (the “Secured Party”), and grants to the Secured Party a security interest in, all of the Debtor’s present and after-acquired personal property, including all inventory, equipment and fixtures, all contracts, accounts and other intangibles, and all securities, instruments, chattel paper, money and documents of title, and also all of the Debtor’s present and after-acquired real property and other assets and undertaking, (collectively, the “Charged Property”) to secure payment and performance of all present and future debts, liabilities and other obligations of PTL Acquisition Corp. (“PTL”) to the Secured Party pursuant to: (a) a Debenture of even date among, inter alia, PTL and the Secured Party and (b) section 2.2(4) of the Share Purchase Agreement dated the 8th day of May, 2006, among, inter alia, the Secured Party, the Debtor and PTL (collectively, the “Secured Obligations”).

The Debtor will not sell, lease or otherwise dispose of any Charged Property except that, until default, the Debtor may deal with inventory, accounts and money in the ordinary course of business. The Debtor will not allow any Charged Property to be situate outside of British Columbia. The Debtor will not allow the Debtor’s chief executive office, main place of business or principal residence to be located outside of British Columbia, nor will the Debtor change its name or have any other form of name (except upon 10 days’ prior written notice to the Secured Party).

The Debtor will be in default under this agreement if default is made in payment or performance of any of the Secured Obligations, or if there is a default under any document evidencing any of the Secured Obligations, or if the Secured Party in good faith believes that the prospect of payment or performance of any of the Secured Obligations is or is about to be impaired or that any of the Charged Property is or is about to be placed in jeopardy.

Upon a default hereunder, the Secured Party will have all the rights and remedies of a secured party under the British Columbia Personal Property Security Act and of a mortgagee at law or in equity and, in addition, will be entitled to declare payment and performance of all of the Secured Obligations to be immediately due, and will be entitled to appoint any legal person as receiver or receiver and manager (a “Receiver”) of all or any part of the Charged Property. Any Receiver so appointed will have all the rights and remedies of the Secured Party (except the right to appoint a Receiver). Without limiting the rights and remedies referred to above, the Secured Party and any Receiver may, after default, use any or all of the Charged Property in the manner and to the extent it considers commercially reasonable, and may sell, lease or otherwise dispose of the same either for cash or in any manner involving deferred payment. Neither the Secured Party nor any Receiver will be obligated to take any necessary or other steps to preserve rights against others with respect to any securities, instruments or chattel paper now or hereafter in its possession.

The Debtor acknowledges receipt of a copy of this agreement and waives its right to receive copies of all financing statements, financing change statements and verification statements that may be filed or issued with respect to the security interests created hereby.

Dated: _____________________, 2006	PTL ELECTRONICS LTD.

Per:
Authorized Signatory

SCHEDULE 1.1

Definitions

In the Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

“Accountant” has the meaning given in Section 2.5(4) .

“Adjustment Amount” has the meaning given in Section 2.6(1) .

“Adjustment Date” has the meaning given in Section 2.6(1) .

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Aggregate Cumulative Divided” has the meaning given in Section 7.5(a) .

“Agreement” means the Agreement to which this Schedule 1.1 is attached, including the Exhibits and the Schedules to the Agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to the Agreement and not to any particular Section or other portion of the Agreement.

“Applicable Employee Benefit Laws” has the meaning given in Section 5.2(19)(b) .

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Audited Financial Statements” has the meaning given in Section 2.10.

“B.C. Securities Act” has the meaning given in Section 4.1(13) .

“Books and Records” means all books, records, files and papers of the Corporation including drawings, engineering information, computer programs and procedures (including designs, architecture, specifications, source code and executable code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation, and all copies and recordings of the foregoing.

“Business” means the business carried on by the Corporation which primarily involves the design and manufacture of printed circuit boards using surface mount technology.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Vancouver, British Columbia, Canada.

“Buyer” means PTL Acquisition Corp.

“Buyer Consents and Approvals” means all consents and approvals required to be obtained by the Buyer in connection with the execution and delivery of this Agreement by the Buyer and the completion of the transactions contemplated by this Agreement by the Buyer.

“Buyer’s Solicitors” means Fasken Martineau DuMoulin LLP.

“Buyer’s Solicitors Opinion” has the meaning given in Section 4.3(8) .

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Claim” has the meaning given in Article 6.

“Clearance Certificate” has the meaning given in Section 2.9.

“Closing” means the completion of the purchase and sale of the Purchase Shares in accordance with the provisions of this Agreement.

“Closing Balance” means the value of the Net Assets of the Corporation plus the deferred revenue of the Corporation as of the Closing Date as shown in the Closing Statements.

“Closing Date” means date which is the later of: (a) 90 days following the date of the Agreement; and (b) 90 days following the date on which the Audited Financial Statements are delivered to the Buyer, or such earlier or later date as may be agreed upon in writing by the Parties; provided however, that the Buyer and the Parent may extend the Closing Date to December 31, 2006.

“Closing Time” means the time of Closing on the Closing Date provided for in Section 3.1.

“Closing Statements” has the meaning given in Section 2.5(1) .

“Confidential Information” shall mean any and all proprietary business information relating to the Corporation, the Buyer, the Parent or the Business which would reasonably be considered confidential to the Corporation, the Buyer or the Parent including financial data, know-how, marketing strategies, Customer and employee data, business plans and product, service or process enhancement plans, other than such proprietary business information that constitutes a Trade Secret.

“Corporation” means PTL Electronics Ltd.

“Corporation Consents and Approvals” means all consents and approvals required to be obtained by the Corporation in connection with the execution and delivery of this Agreement by the Sellers and the completion of the transactions contemplated by this Agreement by the Sellers.

“Corporation Notices” means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which the Corporation is a party or by which the Corporation is bound or which is applicable to any of the assets in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

“CRA” has the meaning given in Section 2.9.

“Debentures” or “Debenture” has the meaning given in Section 2.2(3) .

“Debt” means all debts of the Corporation, including, without limitation, mortgages, equipment leases and overdrafts.

“Direct Claim” has the meaning given in Section 6.3.

“Director” means a director of the Corporation; and “Directors” means every Director.

“Disclosure Letter” means the disclosure letter dated as of the date of this Agreement, to be delivered to the Buyer and the Parent by the Management Sellers and the Corporation concurrently with this Agreement concerning the representations and warranties of the Corporation and the Management Sellers set forth in Section 5.2 of this Agreement.

“Dividend Payment” has the meaning given in Section 7.5(a) .

“Employee” means an individual who is employed by the Corporation; and “Employees” means every Employee.

“Employee Plans” has the meaning given in Section 5.2(19)(a) .

“Employment Agreement” means in the case of David McAlpine, the new employment agreement in form and substance acceptable to the Buyer to be entered into immediately prior to Closing between the Corporation and David McAlpine, in the case of Paul Heathcote, the new employment agreement in form and substance acceptable to the Buyer to be entered into immediately prior to Closing between the Corporation and Paul Heathcote.

“Environmental Laws” means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Exclusivity Period” has the meaning given in Section 8.1.

“Expenses” has the meaning given in Section 10.1.

“Financial Statements” has the meaning given in Section 5.2(4) .

“Financing” has the meaning given in Section 4.1(14) .

“GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied (which in the case of Inventory is as consistently applied by the Corporation).

“General Security Agreement” and “General Security Agreements” has the meaning given in Section 2.7.

“including” means “including without limitation”, and “includes” means “includes without limitation”.

“Indemnified Party” means a Person whom the Sellers have agreed to indemnify under Article 6.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 6.

“Initial Cash Payment” has the meaning given in Section 2.2(1) .

“Intellectual Property” means all rights to and interests in:

(a)           all business and trade names, corporate names, brand names and slogans Related to the Business;

(b)           all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

(c)           all copyrights and trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks), registrations and applications for trade-marks and copyrights (and all future income from such trade-marks and copyrights) Related to the Business;

(d)           all rights and interests in and to processes, computer programs and procedures (including designs, architecture, specifications, source code and executable code), software, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business;

(e)           all other intellectual and industrial property affected by the registrations and applications for registration and the permissions and licences listed in Schedule 5.2(15) to the Disclosure Letter;

(f)           all other intellectual and property rights throughout the world Related to the Business;

(g)           all licences of the intellectual property listed in items (a) to (f) above;

(h)           all future income and proceeds from any of the intellectual property listed in items (a) to (f) above and the licences listed in item (g) above; and

(h)           all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (g) above.

“Inventories” means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by the Corporation (including those in possession of suppliers, customers and other third parties).

“Lands” means all real property that is owned by the Corporation.

“Leased Premises” means all real property that is leased or occupied by the Corporation under the Premises Leases.

“Leases” means Personal Property Leases and Premises Leases.

“Liabilities” means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Taxes.

“Licences and Permits” means all licences, permits, filings, authorizations, approvals or indicia of authority issued to the Corporation.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Management Seller” or “Management Sellers” means David McAlpine and Paul Heathcote.

“Material Adverse Change” means any change, effect, event or occurrence with respect to the Corporation’s condition (financial or otherwise), properties, capital, assets, liabilities, obligations (whether absolute, accrued conditional or otherwise), Business, operations or results of operations or those of its subsidiaries that is, or could reasonably be expected to be, significant and adverse to the value of the Shares or the Business, operations or financial condition of the Corporation and its subsidiaries taken as a whole.

“Material Contract” means an agreement (whether oral or written) to which the Corporation is a party or by which the Corporation or any of the assets of the Corporation or the Business is bound or affected except an agreement which involves or may reasonably be expected to involve the payment to or by the Corporation of less than C$20,000 over the term of the agreement and is not otherwise material to the operation of the Business.

“Maturity Date” has the meaning given in Section 2.2(3) ..

“Net Assets” means all assets of the Corporation referred to in the Financial Statements minus all Liabilities (excluding the aggregate amount of the Sellers Loans).

“Non-Management Seller” or “Non-Management Sellers” means Albion Services Ltd., Dr. Gratio Tsang Inc., Century Electronics, Gundyco ITF Anthony Lee / Marilyn Lee and Marilyn Lee.

“Non-Resident Seller” has the meaning given in Section 2.9.

“Officer” means an officer of the Corporation; and “Officers” means every Officer.

“Parent” means Moventis Capital, Inc.

“Parent Consents and Approvals” means all consents and approvals required to be obtained by the Parent in connection with the execution and delivery of this Agreement by the Parent and the completion of the transactions contemplated by this Agreement by the Parent.

“Parent Common Shares” has the meaning given in Section 2.2(2) .

“Parent Securities” means the Share Consideration and the Debentures.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

“Payment Period” has the meaning given in Section 7.5(a) .

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by the Corporation (including those in possession of third parties).

“Personal Property Leases” means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements.

“Premises Leases” means all the leases, agreements to lease, subleases, licence agreements and occupancy or other agreements relating to the Leased Premises.

“Prime Rate” means the rate of interest per annum quoted by Bank of Montreal from time to time as its reference rate for Canadian Dollar demand loans made to its commercial customers in Canada and which it refers to as its “prime rate”, as such rate may be changed by it from time to time.

“Proprietary Information” shall mean collectively the Confidential Information and the Trade Secrets, but shall not include any information that (i) is or becomes publicly known other than through a breach of a confidentiality agreement or a legal or fiduciary obligation of confidentiality owed to the Corporation, the Buyer or the Parent by the Sellers, or (ii) is lawfully received by the Seller from another source without breaching any confidentiality agreement or other legal or fiduciary obligation of confidentiality owed by such source.

“Purchase Price” has the meaning given in Section 2.2.

“Purchase Shares” means the shares in the capital of the Corporation to be purchased by the Buyer from the Sellers on the Closing Date, as set out in Schedule 2.1 hereof.

“Real Property” means the Lands.

“Receivables” means all accounts receivable (including volume rebates and discounts), bills receivable, trade accounts, book debts and insurance claims of the Corporation together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Related to the Business” means, directly or indirectly, used in, arising from or relating in any manner to the Business.

“Second Cash Payment” has the meaning given in Section 2.2(4) .

“Second Cash Payment Date” has the meaning given in Section 2.3(3) .

“Seller” or “Sellers” means Albion Services Ltd., the Tsang Family Trust, Century I Holdings Inc., David McAlpine, Paul Heathcote, Gundyco ITF Anthony Lee / Marilyn Lee and Marilyn Lee.

“Sellers Loans” means all (and not less than all) of the loans described in Schedule 2.11 including all evidence of and security for those loans.

“Sellers’ Solicitors” means Cohen, Buchan, Edwards.

“Sellers’ Solicitors Opinion” has the meaning given in Section 4.1(17) .

“Senior Lender” means a financial institution that has agreed to provide operating and term credit facilities to the Corporation having an aggregate principal amount of not more than C$1,000,000 (the “Senior Loan Obligations”).

“Share Consideration” had the meaning given in Section 2.2(2) .

“Shares” means the 1,000,000 Common shares in the capital of the Corporation as set out in Schedule 2.1.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

“Third Party” has the meaning given in Section 6.5.

“Third Party Claim” has the meaning given in Section 6.3

“Trade Secrets” shall mean information relating to the Corporation, the Buyer, the Parent or the Business which (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other Persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts by the Corporation, the Buyer or the Parent that are reasonable under the circumstances to maintain its secrecy, including marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature; or otherwise treating such information as confidential or secret; or is otherwise defined as a “trade secret” under applicable federal or provincial law. Assuming the criteria in clauses (i) and (ii) above are met, “Trade Secrets” include, but are not limited to, technical and non-technical data, formulae, patterns, designs, compilations, computer programs and software, devices, inventions, techniques, drawings, research, development and existing and future products and services.

“Unaudited Financial Statements” has the meaning given in Section 5.2(4) .

“US$” means the lawful currency of the United States of America.

“U.S. Securities Act” has the meaning given in Section 4.1(13) .

“Withheld Funds” has the meaning given in Section 2.9.

“Working Capital” means (i) cash, accounts receivable and inventory; less (ii) any bank indebtedness (including line of credit) and accounts payable (excluding all payables in respect of taxes).

SCHEDULE 2.1

Purchase Shares

For the purposes of Section 2.1 of the Agreement, the Sellers and Purchase Shares are as follows:

Seller	Common Shares

Albion Services Ltd.	400,000

The Tsang Family Trust	200,000

Century I Holdings Inc.	200,000

David McAlpine	75,000

Paul Heathcote	75,000

GundyCo ITF (Anthony Lee)	20,961
RRSP#562-63831-10

GundyCo ITF (Marilyn Lee)	21,834
RRSP#562-63875-17

Marilyn Lee	7,205

SCHEDULE 2.11

Allocation of Initial Cash Payment for the Purchase Shares and Sellers Loans

For the purpose of Section 2.11 of the Agreement, the Initial Cash Payment shall be allocated among the Sellers, the Purchase Shares and Sellers Loans as follows:

Seller	Purchase Shares	Sellers Loans

Albion Services Ltd.	$284,710.40	$915,289.60

Dr. Gratio Tsang in trust for the Tsang Family Trust	$142,355.20	$457,644.80

Century I Holdings Inc.	$142,355.20	$457,644.80

David McAlpine	$53,383.20	$171,616.80

Paul Heathcote	$53,383.20	$171,616.80

Gundyco ITF Anthony Lee	$62,883.00	$0

Gundyco ITF Marilyn Lee	$65,502.00	$0

Marilyn Lee	$5,128.35	$16,486.65

Total	$809,700.55	$2,190,299.45

-i-